May 22, 2016

Resource Capital Corp.
712 5th Avenue, 12th Floor
New York, New York 10019
Attention: Chief Executive Officer
    Board of Directors

Ladies and Gentlemen:

Reference is made to that certain Second and Amended Restated Management Agreement, dated as of June 14, 2012, by and among Resource Capital Corp. (“you” or the “Company”), Resource Capital Manager, Inc. (the “Manager”) and Resource America, Inc. (“Resource America”) (as amended or amended and restated, the “Management Agreement”). Resource America, Inc. and C-III Capital Partners LLC (“Parent”) are contemporaneously herewith executing a definitive transaction agreement (the “Merger Agreement”) in the form attached hereto as Exhibit A providing for the merger of Resource America with a wholly owned subsidiary of Parent, with Resource America surviving as the continuing entity and a wholly owned subsidiary of Parent (the “Merger”).

1.
By countersigning below, you hereby waive the Company’s right under Section 15(a)(iv) of the Management Agreement to terminate the Management Agreement as a result of the Change of Control (as defined in the Management Agreement) of the Manager resulting from the Merger. You also represent and warrant that the Special Committee of independent directors of the Board of Directors of the Company has duly authorized and approved the execution of this letter and the waiver described in the preceding sentence.

2.
Attached as Exhibit B is a true, correct and complete copy of the resolutions of the board of directors of the Company (the “Board”) appointing the persons set forth therein to the Board, subject to and effective upon the closing of the Merger.

3.
Resource America agrees that it shall pay $1,500,000 to the Company at the closing of the Merger (the “Closing”), by wire transfer of immediately available funds to a bank account designated in writing by the Company at least three (3) business days prior to the Closing.

Please send (i) a countersigned copy of this letter by e-mail to JBrotman@resourceamerica.com and (ii) a countersigned original of this letter to the following address:

Resource Capital Manager, Inc. c/o Resource America, Inc. 1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Attention: Jeffrey Brotman, EVP and Senior Counsel

Very truly yours,

RESOURCE CAPITAL MANAGER, INC.

By: [signature]
Name: Jeffrey Brotman
Title: EVP and ~~Senior Counsel~~ C.O.O.

Acknowledged and Agreed
as of the date first written above:

RESOURCE CAPITAL CORP.

By: [signature]
Name: Steven Kessler
Title: Chairman

[Signature Page to Consent]

Exhibit A

Merger Agreement

AGREEMENT AND PLAN OF MERGER
dated as of
May 22, 2016
by and among
RESOURCE AMERICA, INC.,
C-III CAPITAL PARTNERS LLC,
and
REGENT ACQUISITION INC.

i

DISCLOSURE LETTERS
Company Disclosure Letter
Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 22, 2016, is by and among Resource America, Inc., a Delaware corporation (the “Company”), C-III Capital Partners LLC, a Delaware limited liability company (“Parent”), and Regent Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively as “Parties”.
W I T N E S S E T H:
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”) and each of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (the “Company Stock”), other than shares of Company Stock owned, directly or indirectly, by Parent, the Company or Merger Sub, will be converted into the right to receive the Merger Consideration (as defined herein);
WHEREAS, the Boards of Directors of the Company and Merger Sub and the manager of Parent have each unanimously (i) determined that the Merger, this Agreement and the transactions contemplated hereby, are fair and in the best interests of their respective companies and stockholders or members, as applicable, and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby;
WHEREAS, Parent, as sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger by written consent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously resolved to recommend that the Company’s stockholders approve the adoption of this Agreement;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and a mutual inducement to Parent and Merger Sub’s willingness to enter into this Agreement, each of the stockholders listed on Schedule 1 has entered into a voting agreement with Parent, substantially in the form attached hereto as Exhibit A (each, a “Voting Agreement”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and a mutual inducement to Parent and Merger Sub’s willingness to enter into this Agreement, each of the individuals listed on Schedule 2 has entered into an employment agreement with the Company (together, the “Employment Agreements”), each of which shall become effective at the time of Closing;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and a mutual inducement to Parent and Merger Sub’s willingness to enter into this Agreement, each of the individuals listed on Schedule 3 has entered into an amendment to his employment agreement with the Company (together, the “Employment Agreement Amendments”), which shall become effective as of immediately prior to the Closing; and

WHEREAS, Parent, the Company and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:
“1933 Act” means the U.S. Securities Act of 1933, as amended.
“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Advisers Act” means the Investment Advisers Act of 1940, and the rules and regulations promulgated thereunder, as amended.
“Advisory Client” shall mean any Person to which the Company or any of its Subsidiaries or Trapeza, directly or indirectly, provides investment advisory services pursuant to an Advisory Contract.
“Advisory Contract” shall mean any investment advisory, sub-advisory, investment management, collateral management, collateral administration, trust or similar agreement with any Advisory Client to which the Company or any of its Subsidiaries or Trapeza is a party, including those with the Public Funds, Private Funds, Managed REITs and CDO Issuers.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with such Person.
“Apartment REIT III” means Resource Apartment REIT III, Inc., a Maryland corporation.
“Broker-Dealer” shall mean a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the 1934 Act).
“Business Day” means any day that is not a Saturday, a Sunday or other day that (i) is a statutory holiday under the federal Laws of the United States or (ii) is otherwise a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.
“CDO Issuer” means an issuer of any collateralized debt obligation or collateralized loan obligation that is a party to an Advisory Contract with the Company or any of its Subsidiaries or Trapeza pursuant to which the Company or any of its Subsidiaries or Trapeza serves as a collateral manager, collateral administrator or in a similar capacity.

“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Acquisition Proposal” means any proposal, indication of interest or offer from any Person or “group” (as defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) (other than Parent and its Subsidiaries or Affiliates) relating to (i) any direct or indirect acquisition or purchase of the business or assets (including equity interests in Subsidiaries) of the Company or any of its Subsidiaries representing 25% or more of the consolidated revenues, net income or assets of the Company, (ii) any issuance, sale or other disposition, directly or indirectly, to any Person or group of securities representing 25% or more of the total voting power of the Company, (iii) any tender offer or exchange offer that if consummated would result in any Person or group, directly or indirectly, beneficially owning 25% or more of any class of equity securities of the Company, (iv) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of its Subsidiaries that would (A) result in any Person or group, directly or indirectly, beneficially owning 25% or more of the total voting power of the outstanding common stock of the Company or the surviving entity or (B) result in the Company’s stockholders immediately prior to the consummation of such transaction beneficially owning less than 75% of the total voting power of the outstanding common stock of the Company or the surviving entity, or (v) any combination of the foregoing.
“Company Adverse Recommendation Change” means any of the following actions by the Company Board: (i) withholding or withdrawing (or modifying or qualifying in a manner adverse to Parent) or proposing publicly to withhold or withdraw (or modify or qualify in a manner adverse to Parent), the Company Board Recommendation, (ii) failing to include the Company Board Recommendation in the Proxy Statement, in each case, subject to the terms and conditions of this Agreement, (iii) approving, recommending, or otherwise declaring to be advisable or publicly proposing to approve, recommend or determine to be advisable any Company Acquisition Proposal, (iv) following any Company Acquisition Proposal structured as a tender offer or exchange offer, failing, within ten (10) Business Days of the commencement thereof pursuant to Rule 14d-2 of the 1934 Act, to recommend against acceptance of any such tender offer or exchange offer by the Company’s stockholders (it being understood that the Company Board or any committee thereof may elect to take no position with respect to a Company Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14e-2 under the 1934 Act without such action in and of itself being considered a Company Adverse Recommendation Change) or (v) publicly announcing an intention, or resolve, to take any of the foregoing actions.
“Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2016 and the footnotes thereto.
“Company Balance Sheet Date” means March 31, 2016.

“Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other plan, policy, program, agreement or arrangement relating to stock options, stock purchases, equity compensation, deferred compensation, bonus, severance, retention, employment, profit-sharing, change of control, vacation, fringe benefits, supplemental benefits or other employee benefits, in each case, maintained, sponsored or contributed to (or required to be maintained, sponsored or contributed to) by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than a Multiemployer Plan.
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with, and upon the execution of, this Agreement.
“Company Material Adverse Effect” means: any effect, change, development, occurrence or event that has a material adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, development, occurrence or event resulting from or arising out of (A) changes in or affecting the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any foreign jurisdiction, including changes in interest and exchange rates, except to the extent any such effect, change, development, occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company operates, (B) changes or conditions generally affecting the asset management business or the subsegments thereof in which the Company operates, except to the extent any such effect, change, development, occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company operates, (C) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing or any natural disasters (including hurricanes, tornadoes, floods or earthquakes) or pandemic, except to the extent any such effect, change, development, occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company operates, (D) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any period (it being understood that this clause (D) shall not prevent a Party from asserting that any effect, change, development, occurrence or event that may have contributed to such failure and that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (E) changes or proposed changes in Law or authoritative interpretation thereof, except to the extent any such effect, change, development, occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company operates, (F) changes or proposed changes to, or the implementation of, the proposed amendments to NASD Rule 2340 and FINRA Rule 2310 described in FINRA Regulatory Notice 15-02 and any changes or proposed changes to, or the implementation of, the United States Department of Labor’s proposed amendments to the definition of “fiduciary” and related proposals, including the Best Interest Contract Exemption and Exemption for Principal Transactions in Certain Debt Securities, (G) changes in GAAP or authoritative interpretation thereof, (H) the taking of any specific action expressly required or expressly permitted by, or the failure to take any specific action expressly prohibited by, this Agreement, (I) any change in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that this clause (I) shall not prevent a Party from asserting that any effect, change, development, occurrence or event that may have contributed to such failure and that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), and (J) the negotiation, execution, delivery, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with investors, employees, customers, suppliers or partners and including any litigation arising in connection with or relating to this Agreement or the transactions contemplated hereby.
“Company Non-Employee Director Stock Plans” means the Company’s 2012 Non-Employee Director Deferred Stock Plan, the Company’s 2002 Non-Employee Director Deferred Stock and Deferred Compensation Plan, and the Company’s 1997 Non-Employee Director Deferred Stock and Deferred Compensation Plan.
“Company Stock Plans” means the Company’s Amended and Restated Omnibus Equity Compensation Plan, the Company’s Amended and Restated 2005 Omnibus Equity Compensation Plan, the Company’s 2002 Key Employee Stock Option Plan, the Company’s 1999 Key Employee Stock Option Plan and the Company’s 1997 Key Employee Stock Option Plan.
“Competition Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other U.S. Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Confidentiality Agreement” means, the Confidentiality Agreement, dated May 3, 2016, by and between the Company and Parent.
“Contract” means any written or oral agreement, arrangement, contract, understanding, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other commitment.
“control” (including its correlative meanings “controlled” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of 50% or more of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).
“Disclosure Letter” means, as the context requires, the Company Disclosure Letter and/or the Parent Disclosure Letter.
“Diversified Income Fund” means Resource Real Estate Diversified Income Fund.

“Environmental Claim” means any claim, action, suit, proceeding, Order, demand or notice (written or oral) alleging potential or actual Liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, Release of, or exposure to any Hazardous Substances, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.
“Environmental Law” means any Law or Order relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including any Law or Order relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.
“Environmental Permits” means all Governmental Authorizations relating to or required by Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means each entity that is or has been at any relevant time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“FCA” means the Financial Conduct Authority of the United Kingdom of Great Britain and Northern Ireland.
“FCA Approval” means each required notification from the FCA, pursuant to Section 189(4)(a) of the FSMA, that the FCA approves of Parent (and any other potential controllers in Parent’s group, to the extent required) acquiring control of any Subsidiaries of the Company or Joint Venture that is registered with the FCA, to the extent required by applicable Law, or shall have been treated as giving such approval pursuant to Section 189(6) of the FSMA.
“FINRA” means the Financial Industry Regulatory Authority.
“FINRA Approval” means the written approval from FINRA pursuant to NASD Rule 1017 (or such other applicable rule promulgated by FINRA) in connection with the Merger.
“FSMA” means the Financial Services and Markets Act (2000) of the United Kingdom of Great Britain and Northern Ireland.
“Fund SEC Documents” means the reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by any Public Fund or Managed REIT with, or furnished to, the SEC (together with any exhibits and schedules thereto and other information incorporated therein).

“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any (i) nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency, merger control authority, (ii) any federal, state, local or foreign court, tribunal or arbitrator, (iii) any national securities exchange, or (iv) other governmental entity or quasi-governmental entity or self-regulatory body or authority created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority (including FINRA), including those set forth in clauses (i), (ii) or (iii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Authorization” means any licenses, approvals, clearances, permits, certificates, waivers, amendments, consents, exemptions, variances, expirations and terminations of any waiting period requirements, other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from a Governmental Authority.
“Hazardous Substance” means any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law or Order relating to pollution, waste, the environment, or the protection of human health and safety; or (ii) can form the basis of any Liability under any Law or Order relating to pollution, waste, the environment, or the protection of human health and safety.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Innovation Office REIT” means Resource Innovation Office REIT, Inc., a Maryland corporation.
“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of patents, trademarks, service marks, trade dress, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, data, computer software programs and applications, and (iv) trade secrets and other tangible or intangible proprietary or confidential information and materials.
“Intervening Event” means an effect, change, development, occurrence or event that was not known to the Company Board as of or prior to the date of this Agreement or, if known, the material consequences of which (based on facts known to the Company Board as of the date of this Agreement) were not known by the Company Board; provided, however, that in no event will any of the following constitute an Intervening Event: (i) the receipt, existence or terms of a Company Acquisition Proposal; and (ii) changes in market price or trading volume of the Company Stock, in and of itself.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“JFSC” means the Jersey Financial Services Commission.
“JFSC Approval” means the written approval from the JFSC that the JFSC approves of Parent (and any other potential controller in Parent’s group to the extent required) acquiring control of any Joint Venture that is registered with the JFSC, to the extent required by applicable Law.
“Joint Venture” means any Person in which the Company or any of its Subsidiaries holds (or holds the right or option to acquire) 50% or less of the equity interests therein that is governed by the terms of a joint venture agreement, alliance agreement, partnership agreement, limited partnership agreement, limited liability company operating agreement (or the equivalent) pursuant to which the Company or any of its Subsidiaries is a party (it being understood that LEAF Commercial Capital, Inc. and its Subsidiaries shall be deemed Joint Ventures of the Company).
“Joint Venture Agreement” means any joint venture agreement, alliance agreement, partnership agreement, limited partnership agreement, limited liability company operating agreement (or the equivalent), together with all amendments, amendment and restatements, addendums and joinders in respect of which any Joint Venture is governed.
“Joint Venture Partner” means any Person, other than the Company or a Subsidiary of the Company, which holds (or holds the right or option to acquire) an equity interest in a Joint Venture.
“knowledge” means (i) with respect to the Company, the actual knowledge of each of the individuals listed in Section 1.01(b) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge of each of the individuals listed in Section 1.01(b) of the Parent Disclosure Letter.
“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.
“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description, whether known or unknown, asserted or not asserted, absolute or continent, fixed or unfixed, matured or unmatured, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, due or to become due, determined, determinable or otherwise, whenever or however incurred or arising.
“Licensed Intellectual Property Rights” means any and all material Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such property or asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Managed REIT” means each of RCC, Opportunity REIT, Opportunity REIT II, Apartment REIT III and Innovation Office REIT.
“Minimum Net Capital Requirement” means the then current minimum net capital any Broker-Dealer is required to have and maintain pursuant to SEC Rule 15c3-1.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Opportunity REIT” means Resource Real Estate Opportunity REIT, Inc., a Maryland corporation.
“Opportunity REIT II” means Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation.
“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).
“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.
“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.
“Parent Material Adverse Effect” means any effect, change, development, occurrence or event that would prevent, materially delay or materially impair the consummation by Parent or Merger Sub of the Merger and other transactions contemplated by this Agreement in accordance with the terms of this Agreement (including payment of the Merger Consideration hereunder).
“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (ii) Liens in favor of carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation arising in the ordinary course of business, (iv) Liens reflected in the Company Balance Sheet, (v) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business, the written terms and conditions of the license applicable thereto being made available to Parent, (vi) purchase money security interests, equipment leases, or similar financing arrangements with respect to equipment or other assets acquired for use in the business of the Company and its Subsidiaries, (vii) with respect to any Real Property Lease, Liens that do not materially impair the value or use of such Real Property Lease or are being contested in the ordinary course of business in good faith, or (viii) with respect to real property, (A) Liens imposed or promulgated by operation of applicable Law, (B) zoning regulations, permits, licenses and similar Liens imposed or promulgated by any Governmental Authority, (C) title defects or irregularities, (D) easements, covenants, rights of way and other similar restrictions of record, provided that in the case of the foregoing subclauses (A) through (D), such Liens would not, individually or in the aggregate, reasonably be expected to impair the continued use and operation of the applicable real property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses.
“Person” means an individual, corporation, partnership, limited liability company, association, company, joint venture, estate, trust, association other entity or organization of any kind or nature, including a Governmental Authority, or group (within the meaning of Section 13(d)(3) of the 1934 Act).
“Private Fund” means any pooled investment vehicle for which the Company or any of its Subsidiaries acts as investment adviser, investment sub-adviser, general partner, managing member, manager, sponsor or in a similar capacity that is not registered under the Investment Company Act or the securities of which are not and have not been offered under a registration statement under the 1933 Act.
“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Public Fund” means any pooled investment vehicle (including each portfolio or series thereof, if any) for which the Company or any of its Subsidiaries acts as investment adviser, investment sub-adviser, general partner, managing member, sponsor, manager or in a similar capacity, and which is registered as an investment company under the Investment Company Act, including Diversified Income Fund and Resource Credit Income Fund.
“RCC” means Resource Capital Corporation, a Maryland corporation.
“REIT” means a real estate investment trust within the meaning of Section 856 et. seq. of the Code.
“REIT Election Year” means (i) with respect to RCC, the taxable year ended December 31, 2005, (ii) with respect to Opportunity REIT, the taxable year ended December 31, 2010, (iii) with respect to Opportunity REIT II, the taxable year ended December 31, 2014, (iv) with respect to Apartment REIT III, the taxable year ending December 31, 2016 and (v) with respect to Innovation Office REIT, the taxable year ending December 31, 2016.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Subsidiary” means, with respect to any Person, another Person (other than a natural Person), of which such first Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect or appoint a majority of the board of directors or other governing body or (b) more than 50% of the equity interests therein (it being understood that LEAF Commercial Capital, Inc. and its Subsidiaries shall not be deemed direct or indirect Subsidiaries of the Company or the Company’s Subsidiaries).
“Superior Proposal” means a bona fide written Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries or Affiliates) (with all references to “25% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more”) providing for a transaction which the Company Board determines in its good faith judgment is more favorable to its stockholders from a financial point of view than the transactions contemplated by this Agreement after taking into account the likelihood and timing of consummation (as compared to the transactions contemplated hereby) and such other matters that the Company Board deems relevant, including legal, financial (including the financing terms of any such Company Acquisition Proposal), regulatory and other aspects of such Company Acquisition Proposal.
“Tax” means any tax, customs, duty, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax, customs, duty, fee, assessment or charge (domestic or foreign).
“Tax Return” means any report, return, document, declaration or other information or filing (including any amendment thereof) required to be supplied to any Taxing Authority with respect to Taxes, including elections, information returns, schedules or claims for refund, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Tax Sharing Agreements” means all existing agreements binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.
“Trapeza” means Trapeza Capital Management, LLC and its Subsidiaries.
“Treasury Regulations” means the regulations promulgated under the Code.
(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
1933 Act	Section 1.01(a)
1934 Act	Section 1.01(a)
2016 Bonus Amount	Section 7.04(c)
Acceptable Confidentiality Agreement	Section 8.03(a)
Acceptable Interim IAA	Section 6.04(a)
Action	Section 7.03(a)
Advisers Act	Section 1.01(a)
Advisory Client	Section 1.01(a)
Advisory Contract	Section 1.01(a)
Affiliate	Section 1.01(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 8.03(a)
Apartment REIT III	Section 1.01(a)
Appraisal Shares	Section 2.07
Bonus Plan Participant	Section 7.04(c)
Book-Entry Shares	Section 2.05(c)
Broker-Dealer	Section 1.01(a)
Business Day	Section 1.01(a)
Capitalization Date	Section 4.05(a)
Cause	Section 7.04(a)
CDO Issuer	Section 1.01(a)
Certificate	Section 2.05(c)
Certificate of Merger	Section 2.03
Change of Control Consents	Section 4.04(b)
Closing	Section 2.02
Closing Date	Section 1.01(a)
CMA	Section 8.01(a)
Code	Section 1.01(a)
Company	Preamble
Company Acquisition Proposal	Section 1.01(a)
Company Adverse Recommendation Change	Section 1.01(a)
Company Balance Sheet	Section 1.01(a)
Company Balance Sheet Date	Section 1.01(a)

Company Benefit Plan	Section 1.01(a)
Company Board	Recitals
Company Board Recommendation	Section 4.02(b)
Company Deferred Stock Unit	Section 2.10(c)
Company Disclosure Letter	Section 1.01(a)
Company Equity Awards	Section 2.10(c)
Company Indemnified Party	Section 7.03(a)
Company Material Adverse Effect	Section 1.01(a)
Company Material Contract	Section 4.20(a)
Company Non-Employee Director Stock Plans	Section 1.01(a)
Company Option	Section 2.10(a)
Company Real Property	Section 4.14(a)
Company Restricted Stock Award	Section 2.10(b)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Stock	Recitals
Company Stock Plans	Section 1.01(a)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 10.03(a)
Competition Laws	Section 1.01(a)
Confidentiality Agreement	Section 1.01(a)
Consents and Approvals	Section 4.03
Continuation Period	Section 7.04(a)
Continuing Employee	Section 7.04(a)
Contract	Section 1.01(a)
control	Section 1.01(a)
D&O Insurance	Section 7.03(c)
DGCL	Recitals
Disclosure Letter	Section 1.01(a)
Diversified Income Fund	Section 1.01(a)
Effective Time	Section 2.03
Employment Agreement Amendments	Recitals
Employment Agreements	Recitals
End Date	Section 10.01(b)(i)
Environmental Claim	Section 1.01(a)
Environmental Law	Section 1.01(a)
Environmental Permits	Section 1.01(a)
ERISA	Section 1.01(a)
ERISA Affiliate	Section 1.01(a)

FCA	Section 1.01(a)
FCA Approval	Section 1.01(a)
FINRA	Section 1.01(a)
FINRA Approval	Section 1.01(a)
FSMA	Section 1.01(a)
Fund SEC Documents	Section 1.01(a)

13

GAAP	Section 1.01(a)
Governmental Authority	Section 1.01(a)
Governmental Authorization	Section 1.01(a)
Hazardous Substance	Section 1.01(a)
HSR Act	Section 1.01(a)
Innovation Office REIT	Section 1.01(a)
Intellectual Property Rights	Section 1.01(a)
internal controls	Section 4.07(f)
Intervening Event	Section 1.01(a)
Investment Company Act	Section 1.01(a)
JFSC	Section 1.01(a)
JFSC Approval	Section 1.01(a)
Joint Venture	Section 1.01(a)
Joint Venture Agreement	Section 1.01(a)
Joint Venture Partner	Section 1.01(a)
knowledge	Section 1.01(a)
Laws	Section 1.01(a)
Liability	Section 1.01(a)
Licensed Intellectual Property Rights	Section 1.01(a)
Lien	Section 1.01(a)
Managed Entities	Section 8.10(a)
Managed REIT	Section 1.01(a)
Material Advisory Contracts	Section 4.27
Material Broker-Dealer	Section 4.31
Merger	Recitals
Merger Consideration	Section 2.05(b)
Merger Fund	Section 2.08(a)
Merger Sub	Preamble
Minimum Net Capital Requirement	Section 1.01(a)
Multiemployer Plan	Section 1.01(a)
New IAA	Section 6.04(a)
Opportunity REIT	Section 1.01(a)

Opportunity REIT II	Section 1.01(a)
Order	Section 1.01(a)
Owned Intellectual Property Rights	Section 1.01(a)
Owned Real Property	Section 4.14(a)
Parent	Preamble
Parent Disclosure Letter	Section 1.01(a)
Parent Material Adverse Effect	Section 1.01(a)
Parent Plans	Section 7.04(b)
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.08(a)
Permitted Liens	Section 1.01(a)

Person	Section 1.01(a)
Premium Cap	Section 7.03(c)
Private Fund	Section 1.01(a)
Proceeding	Section 1.01(a)
Proxy Date	Section 6.02
Proxy Statement	Section 4.09
Public Fund	Section 1.01(a)
Public Fund Board Approval	Section 6.04(a)
Public Fund Proxy Statement	Section 6.04(b)
Public Fund Shareholder Approval	Section 6.04(a)
Public Fund Shareholder Meeting	Section 6.04(b)
RCC	Section 1.01(a)
Real Property Lease	Section 4.14(a)
REIT	Section 1.01(a)
REIT Election Year	Section 1.01(a)
Release	Section 1.01(a)
Release of Claims	Section 7.04(a)
Representatives	Section 8.06(a)
Resignations	Section 8.10(a)
Sarbanes-Oxley Act	Section 1.01(a)
SEC	Section 1.01(a)
Section 262	Section 2.07
Subsidiary	Section 1.01(a)
Superior Proposal	Section 1.01(a)
Surviving Corporation	Section 2.01
Tax	Section 1.01(a)
Tax Return	Section 1.01(a)
Tax Sharing Agreements	Section 1.01(a)
Taxing Authority	Section 1.01(a)
Third Party	Section 1.01(a)
Transaction Litigation	Section 8.09
Trapeza	Section 1.01(a)
Treasury Regulations	Section 1.01(a)
Voting Agreement	Recitals
Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this

Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to such Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of such Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The phrase “made available” shall be deemed to include any documents filed or furnished with the SEC. This Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
ARTICLE 2
THE MERGER; EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES
Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent.
Section 2.02 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York on the second Business Day following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article 9 (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company.
Section 2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.04 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub, all as provided under the DGCL.
Section 2.05 Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any securities of the Company or Merger Sub:
(a) All shares of Company Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Merger Sub immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(b) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled in accordance with Section 2.05(a), (ii) subject to the provisions of Section 2.07, Appraisal Shares, or (iii) shares subject to Company Restricted Stock Awards, which are subject to the provisions of Section 2.10(b)) shall at the Effective Time be converted into the right to receive $9.78 in cash, without interest (the “Merger Consideration”), less any withholding in accordance with Section 2.08(b)(i).
(c) As of the Effective Time, all shares of Company Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.05 shall automatically be cancelled and shall cease to exist, and each holder of (1) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (2) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.07) the right to receive the Merger Consideration.
(d) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
Section 2.06 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (i) the Effective Time or (ii) any termination of this Agreement in accordance with Article 10, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration shall be appropriately adjusted to provide the holders of Company Stock (including Company Equity Awards) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.06 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.07 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.05, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.05. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
Section 2.08 Payment of Merger Consideration. (a) Prior to the Effective Time, Parent shall (i) enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), and (ii) deposit with the Paying Agent for the benefit of the holders of shares of Company Stock cash in an aggregate amount necessary to pay the Merger Consideration (such cash provided to the Paying Agent, hereinafter referred to as the “Merger Fund”). The Paying Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.05 out of the Merger Fund. Except as provided in Section 2.08(g), the Merger Fund shall not be used for any other purpose.
(b) Payment Procedures.
(i) Certificates. Parent shall instruct the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.05, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent and the Company reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, the aggregate Merger Consideration in respect thereof, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Except with respect to Appraisal Shares, until surrendered as contemplated by this Section 2.08(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Stock theretofore represented by such Certificate have been converted pursuant to Section 2.05(b). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article 2. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.05 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver, the Merger Consideration with respect to such Book-Entry Shares as promptly as practicable after the Effective Time. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.
(c) The Merger Consideration paid in accordance with the terms of this Article 2 upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further recording or registration of transfers of shares of Company Stock. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.
(d) Any portion of the Merger Fund that remains undistributed to the former holders of Company Stock for one year after the Effective Time shall be returned to Parent, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article 2shall thereafter look only to Parent for payment of its claim for the Merger Consideration.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Person in respect of any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate.
(g) The Paying Agent shall invest the Merger Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article 2. If for any reason (including losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Merger Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
(h) Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration or amounts otherwise payable to any former holder of Company Stock or holder of Company Equity Awards pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. Any amount deducted or withheld pursuant to this Section 2.08(h) and paid over to the relevant Taxing Authority shall be treated as having been paid to the holder of Company Stock or Company Equity Awards in respect of which such deduction or withholding was made. Parent or the applicable withholding agent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under applicable Law.

Section 2.09 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
Section 2.10 Treatment of Company Equity Awards.
(a) Company Options. As of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Stock granted under any Company Stock Plan (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time shall become fully vested (to the extent not vested) and be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Company Stock subject to such Company Optionmultiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option. Any Company Option for which the exercise price per share equals or exceeds the Merger Consideration shall be cancelled as of immediately prior to the Effective Time for no consideration. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Options (through the applicable payroll system, if practical) the cash amounts described in this Section 2.10(a), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five (5) Business Days following the Effective Time.
(b) Company Restricted Stock Awards. As of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding award of restricted Company Stock granted under any Company Stock Plan (each, a “Company Restricted Stock Award”) shall become fully vested (with any performance-based vesting conditions deemed fully satisfied), and shall be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Company Stock subject to such Company Restricted Stock Award multiplied by (ii) the Merger Consideration. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Restricted Stock Awards (through the applicable payroll system, if practical) the cash amounts described in thisSection 2.10(b), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five (5) Business Days following the Effective Time.
(c) Deferred Stock Units. Prior to the Effective Time, the Company shall take all actions necessary (including adopting any necessary resolutions of the Company Board (or any appropriate committee thereof) and providing all required notices in connection therewith) to terminate each of the Company Non-Employee Director Stock Plans, effective as of the Effective Time and subject to the occurrence of the Effective Time. As of immediately prior to the

Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each deferred stock unit (each, a “Company Deferred Stock Unit” and, together with the Company Options and the Company Restricted Stock Awards, the “Company Equity Awards”) that is granted under any Company Non-Employee Director Stock Plan and outstanding immediately prior the Effective Time shall become fully vested (to the extent unvested) and shall be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Company Stock subject to such Company Deferred Stock Unit multiplied by (ii) the Merger Consideration. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Deferred Stock Units (through the applicable payroll system, if practical) the cash amounts described in this Section 2.10(c), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five (5) Business Days following the Effective Time.
(d) Certain Tax Considerations. The actions contemplated by this Section 2.10 shall be taken in accordance with Section 409A of the Code.
(e) Company Actions. Prior to the Effective Time, the Company shall take all actions necessary to effectuate the actions contemplated by this Section 2.10.
ARTICLE 3
THE SURVIVING CORPORATION
Section 3.01 Surviving Corporation Matters. (a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, but as amended as set forth on Exhibit B hereto, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.
(b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “Resource America, Inc.” until further amended in accordance with the provisions thereof and applicable Law.
(c) From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the initial officers of the Surviving Corporation shall be those individuals designated by Parent.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in the Company SEC Documents publicly filed or furnished by the Company to the SEC on or after December 31, 2014 and prior to the date of this Agreement (other than any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” or “market risk” disclaimer or other forward-looking disclosures that are cautionary or predictive in nature) or (b) subject to Section 11.05, as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:
Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to own, lease and operate its assets and carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company and the certificate of incorporation and bylaws (or similar organizational or governing documents) of each Subsidiary of the Company, in each case as amended to date and as in effect on the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of, or in conflict with, or in default under, its certificate of incorporation or bylaws (or similar organizational or governing documents).
Section 4.02 Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and, subject to receipt of the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate power and authority and have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, (i) the Company Stockholder Approval and (ii) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State. This Agreement, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
(b) At a meeting duly called and held, as of the date of this Agreement, the Company Board unanimously has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) resolved to recommend adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) compliance with any applicable requirements of the NASDAQ Global Select Market, (v) any required consent, non-objection, approval, order or authorization of, or registration, declaration or filing with or from, FINRA, the FCA or the JFSC (clauses (i), (ii), (iii), (iv) and (v), collectively the “Consents and Approvals”) and (vi) any actions or filings the absence of which have not had and would not reasonably be expected, individually or in the aggregate, to (x) have a Company Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.
Section 4.04 Non-contravention. (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company do not and will not (i) assuming the authorizations, consents and approvals referred to inSection 4.03 and the Company Stockholder Approval are obtained, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the equivalent organizational or governing documents of any Subsidiary of the Company, (ii) assuming the authorizations, consents and approvals referred to in Section 4.03 and the Company Stockholder Approval are obtained, contravene, conflict with or result in a violation or breach of any provision of any Law or Order, (iii) assuming the authorizations, consents and approvals referred to inSection 4.03 and the Company Stockholder Approval are obtained, require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon the Company, any of its Subsidiaries or Trapeza, any obligation to which the Company, any of its Subsidiaries or Trapeza is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of the Company or any of the Company’s Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company has obtained the written consent or waiver of each of the Managed REITs under its Advisory Contract in connection with the Merger, in each case, a true, correct and complete copy of which has been delivered to Parent (the “Change of Control Consents”). Each Change of Control Consent is valid and binding and in full force and effect, and the Company has not waived or released any right, claim or benefit thereunder.

Section 4.05 Capitalization. (a) The authorized capital stock of the Company consists of 49,000,000 shares of Company Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, of the Company. As of May 20, 2016 (the “Capitalization Date”), there were outstanding 20,830,289 shares of Company Stock (including 1,684,761 shares subject to Company Restricted Stock Awards (assuming any performance-based vesting conditions are fully satisfied)). As of the Capitalization Date, (i) there were (A) outstanding Company Stock Options to purchase an aggregate of 134,000 shares of Company Stock, (B) 318,770 shares of Company Stock subject to outstanding Company Deferred Stock Units, (C) no shares of preferred stock of the Company outstanding, and (D) no shares of other series of common stock of the Company outstanding, and (ii) 470,352 shares of Company Stock were available for issuance of future awards under the Company Stock Plans and 112,475 shares of Company Stock were available for issuance of future awards under the Company Non-Employee Director Stock Plans.
(b) Except (x) as set forth in Section 4.05(a), and (y) for any Company Equity Awards that are granted in accordance with the terms of this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).
(c) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
(d) Section 4.05(d) of the Company Disclosure Letter sets forth for each holder of Company Equity Awards outstanding as of the date of this Agreement (i) the name of the holder of each Company Equity Award, (ii) the maximum number of shares of Company Stock underlying or issuable in respect of such Company Equity Award, (iii) the date of grant of such Company Equity Award, and (iv) the vesting schedule and/or performance metrics, as applicable, for such Company Equity Award.

Section 4.06 Subsidiaries. (a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has all corporate, limited liability company or comparable power and authority to own, lease and operate its assets and carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.06(a) of the Company Disclosure Letter (such Section 4.06(a) to include the type of and percentage of voting, equity, profits, capital and other beneficial interest held by the Company in such Subsidiary), each Subsidiary of the Company is directly or indirectly wholly owned by the Company.
(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company that are owned by the Company, directly or indirectly, are so owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests), in each case other than (w) Liens existing under the terms of the certificate of incorporation, limited liability company agreement, limited partnership agreement, bylaws or other organizational documents of such Subsidiary (x) statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, (y) transfer and other restrictions under applicable federal and state securities Laws and (z) in the case of Subsidiaries that are immaterial to the Company and its Subsidiaries, taken as a whole, immaterial Liens. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act. (a) The Company has timely filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Company since December 31, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).
(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.
(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d) Each Company SEC Document that is a registration statement or prospectus, including any financial statements or schedules included or incorporated by reference therein, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or prospectus was filed or became effective, as applicable, or, if amended or supplemented, and as of the date of such amendment or supplemental filing made at least two (2) Business Days prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect. As of the date hereof, none of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13(a) or 15(d) of the 1934 Act.
(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that: material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared, and that all such information is communicated in a timely fashion to the Company’s principal executive officer and principal financial officer to allow timely decisions regarding the disclosure of such information in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal control prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
(g) Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer of the Company (as defined in Rule 3b-7 under the 1934 Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.
(h) Since the Company Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Company SEC Documents publicly filed or furnished with the SEC prior to the date of this Agreement.
(i) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.
(j) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ Global Select Market, and the statements contained in any such certifications are complete and correct in all material respects.
Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) (a) fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, stockholders’ equity and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with

GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the 1934 Act).
Section 4.09 Disclosure Documents. The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the definitive proxy statement to be sent to the Company stockholders in connection with the Merger and the other transactions contemplated by this Agreement (including a letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement and any amendments or supplements thereto, the “Proxy Statement”), at the date it is first mailed to the Company stockholders or at the time of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.09, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement which were not supplied by or on behalf of the Company.
Section 4.10 Absence of Certain Changes. (a) From the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects, (ii) there has not been any effect, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) neither the Company nor its Subsidiaries has taken any action that, if taken after the date of this Agreement, would have required the consent of Parent under clauses (d), (e), (g), (h), (k), (o), (p) or (q) of Section 6.01.
(b) Since the date of this Agreement, there has not been any effect, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than:
(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet;
(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date;
(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and
(d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Compliance with Laws and Court Orders; Governmental Authorizations.
(a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is and since December 31, 2014 has been in compliance with, and to the knowledge of the Company, is not under investigation by a Governmental Authority with respect to, any Law or Order. This section does not relate to Intellectual Property Rights matters, Tax matters, employee benefits matters or environmental matters, each of which are the subjects of Sections 4.15,4.16, 4.17 and 4.19, respectively.
(b) Except as has not had and would not reasonably be expected to, individually or in the aggregate, (i) have a Company Material Adverse Effect or (ii) materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, the Company and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its businesses as presently conducted, and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is and since December 31, 2014, has been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and (ii) since December 31, 2014, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.
Section 4.13 Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, (a) there is no Proceeding pending against, or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or their respective assets or properties, and (b) there are no investigations or inquiries pending or, to the knowledge of the Company, threatened by Governmental Authorities against the Company or any of its Subsidiaries or any malfeasance of any other Person for whom the Company or any of its Subsidiaries may be liable. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary, nor any of the Company’s or any Company Subsidiary’s respective property, is subject to any outstanding Order.
Section 4.14 Properties. (a) The Company or one of its Subsidiaries owns good and marketable fee simple title or valid leasehold interest (as applicable) to the real properties owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”) and the leases, subleases, licenses or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property (the “Real Property Lease”, together with the Owned Real Property, the “Company Real Property”) and all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case, free and clear of all Liens, except (i) for Permitted Liens, (ii) for the property and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.14(a) of the Company Disclosure Letter sets forth a true and complete list (including addresses) of all Company Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any Owned Real Property is in default under any agreement evidencing any Lien or other agreement affecting the Owned Real Property.
(b) With respect to each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies any real property (i) such Real Property Lease is valid, binding and in full force and effect, (ii) there are no written disputes with respect to any Real Property Lease and (iii) neither the Company or any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party to the Real Property Lease is in breach or default under such Real Property Lease, and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except in each case of clauses (i) through (iii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of all Real Property Leases, in each case as in effect as of the date hereof, together with all material amendments, modifications, supplements, renewals, extensions and associated guarantees relating thereto, have been made available to Parent.
Section 4.15 Intellectual Property. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property Rights necessary to, or material and used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted, and the Company and its Subsidiaries are currently taking commercially reasonable actions that are reasonably necessary to maintain and protect each material Owned Intellectual Property Right that they own.
(b) Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries (A) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights, (B) alleging that any Owned Intellectual Property Right or Licensed Intellectual Property Right is invalid or unenforceable, or (C) alleging that the use of any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights or that the conduct of the business of the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person, except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) None of the material Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Company, all issued or registered material Owned Intellectual Property Rights are valid and enforceable in all respects, except where the failure to be valid or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any material Owned Intellectual Property Right, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.16 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)  (i) Each income or franchise Tax Return and each other Tax Return required to be filed with any Taxing Authority by the Company or any of its Subsidiaries have been filed when due (taking into account extensions) and is true and complete;
(ii) the Company and each of its Subsidiaries have timely paid to the appropriate Taxing Authority all Taxes due and payable (whether or not shown, or required to be shown, on any Tax Return);
(iii) the Company and each of its Subsidiaries have complied with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over, except, in each case of clauses (ii) and (iii), with respect to matters contested in good faith and for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company Balance Sheet;
(iv) there is no Proceeding pending or, to the Company’s knowledge, threatened against, and there is no written claim or deficiency asserted, with respect to the Company or any of its Subsidiaries in respect of any Tax; and
(v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(b) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(c) Neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(d) Neither the Company nor any of its Subsidiaries is, or was, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) and no Person has raised in writing, or to the knowledge of the Company, threatened to raise, a claim against the Company or any of its Subsidiaries for any breach of any Tax Sharing Agreement and none of the transactions contemplated by this Agreement will give rise to any obligation to make any payments for Taxes after the Effective Time.

(e) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined or unitary group filing a consolidated federal, state, local or foreign income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries).
(f) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.
(g) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction,” or to the knowledge of the Company, any “reportable transactions,” within the meaning of Treasury Regulations Section 1.6011-4(b).
(h) During the past six (6) years, no jurisdiction in which neither the Company nor any of its Subsidiaries files income or franchise Tax Returns has asserted that the Company or any of its Subsidiaries is or may be liable for income or franchise Tax in that jurisdiction.
Section 4.17 Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Letter contains a correct and complete list identifying each material Company Benefit Plan. The Company has made available to Parent the following with respect to each material Company Benefit Plan (to the extent applicable): (i) copies of such material Company Benefit Plan, all material amendments thereto and all related trust documents, (ii) the most recent annual report (Form 5500), if any, required under ERISA or the Code in connection with such Company Benefit Plan, (iii) the most recent actuarial report and audited financial statements for such Company Benefit Plan, (iv) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, and (v) the most recent Internal Revenue Service determination or opinion letter issued with respect to any such Company Benefit Plan intended to be qualified under Section 401(a) of the Code. No Company Benefit Plan is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States.
(b) No Company Benefit Plan to which the Company, any of its Subsidiaries, any of their respective ERISA Affiliates made, or was required to make, contributions, or which any of them maintained or sponsored, during the past six (6) years, is (or was) subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates contributes to, or has during the past six (6) years contributed to, a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service upon which it may rely regarding its tax-qualified status under the Code and, to the Company’s knowledge, no event has occurred that would reasonably be expected to cause the loss of such qualification, (ii) all payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law with respect to all prior periods have been made or provided for by the Company or its Subsidiaries or their respective ERISA Affiliates in accordance with GAAP, the provisions of such Company Benefit Plan or applicable Law, (iii) no proceeding has been instituted or, to the Company’s knowledge, is threatened against or involving any of the Company Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), (iv) each Company Benefit Plan complies in form and has been administered, maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code, (v) no Company Benefit Plan is under, and neither the Company nor its Subsidiaries has received any written notice of, an audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority, (vi) no Company Benefit Plan provides any employer premium subsidies with respect to post-retirement health and/or welfare benefits to any current or former employee of the Company or its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable state or local Law, (vii) there is no binding promise or commitment to create any additional Company Benefit Plan or modify any existing Company Benefit Plan, and (viii) no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred.
(d) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or other transactions contemplated by this Agreement will (whether alone or together with any other event) (i) entitle any current or former employee, officer or director of the Company or its Subsidiaries to severance or termination pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, any Company Benefit Plan, (iii) increase the amount payable or trigger any other financial or material obligation pursuant to any Company Benefit Plan or (iv) result in any amounts payable to any “disqualified individual” (within the meaning of Section 280G of the Code) failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, officer or director of the Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or 4999 of the Code.
(e) Assuming the Closing occurs on or prior to December 31, 2016, the maximum amount of cash severance payable, as a result of the Merger, to each of the executives whose names are set forth in Section 4.17(e) of the Company Disclosure Letter under their respective employment agreements (as set forth in Section 4.17(e) of the Company Disclosure Letter) is set forth in Section 4.17(e) of the Company Disclosure Letter.
Section 4.18 Labor Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no labor organizational campaigns, petitions or demands for recognition at the Company or any of its Subsidiaries; (ii) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union matters before the National Labor Relations Board or other labor board of Governmental Authority in respect of employees of the Company and its Subsidiaries; and (iii) there currently are not, and since December 31, 2014 there have not been, or, to the Company’s knowledge, threatened, any strikes, slowdowns, lockouts, organized labor disputes or work stoppages.
Section 4.19 Environmental Matters. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or, to the knowledge of the Company, against any Person whose Liability for such Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and, since December 31, 2014, have been in compliance with all Environmental Laws and have obtained, maintained and been in compliance with all Environmental Permits, and all such Environmental Permits are in good standing.
(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has caused, and to the knowledge of the Company, no other Person has caused any release of a Hazardous Substance that would be required to be investigated or remediated by the Company or its Subsidiaries under any Environmental Law and (ii) there is no site to which the Company or any of its Subsidiaries has transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, is the subject of any Action under Environmental Law.
Section 4.20 Material Contracts. (a) Section 4.20(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each of the following types of Contracts (excluding any Company Benefit Plans) to which the Company, any of its Subsidiaries or, in the case of clause (iv) below, Trapeza, is a party or by which any of their respective properties or assets is bound and which:
(i)  (A) contains any exclusivity or similar provision that is binding on the Company or any of its Subsidiaries or (B) otherwise limits or restricts the Company or any of its Subsidiaries from (1) engaging or competing in any line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person;
(ii) includes (A) any arrangement under which the Company grants any “most favored nation” terms and conditions, right of first refusal or right of first offer or similar right to a Third Party or (B) other than leases entered into in the ordinary course of business, any arrangement between the Company and a Third Party that limits or purports to limit in any respect the ability of the Company or its Subsidiaries to own, operate, sell, license, transfer, pledge or otherwise dispose of any assets or business;
(iii) is a Joint Venture Agreement;

(iv) is an Advisory Contract with a Managed REIT, a Private Fund, a Public Fund or a CDO Issuer;
(v) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and its Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $1,000,000 individually;
(vi) is a Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its wholly owned Subsidiaries) with a fair value in excess of $1,000,000;
(vii) is a material Contract with respect to Licensed Intellectual Property Rights (other than commercially available software or hardware);
(viii) is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale or purchase agreement or other similar agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration including assumption of debt after the date of this Agreement to be in excess of $1,000,000, (B) any other Person has the right to acquire any material assets of the Company or any of its Subsidiaries after the date of this Agreement with a purchase price of more than $1,000,000 or (C) any other Person has the right to acquire any interests in the Company or any of its Subsidiaries, excluding, in the case of clauses (A) and (B), acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;
(ix) is a Contract (or series of related Contracts) for the acquisition or disposition of assets or equity interests of any Person pursuant to which the Company or any Subsidiary has continuing “earn-out” or similar obligation, or for which an indemnification claim has been made in writing, that would reasonably be expected to result in the Company or any of its Subsidiaries making payments in excess of $1,000,000 in the aggregate;
(x) is a Contract (or series of related Contracts) that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $1,000,000 in the aggregate after the date of this Agreement;
(xi) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract providing for or securing indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $1,000,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;
(xii) other than the organizational documents of the Company and its Subsidiaries, is a Contract which obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers or trustees of the Company or any of its Subsidiaries or has any current, or ongoing obligations to, or rights in favor of such Persons;
(xiii) is a settlement or similar Contract with any Governmental Authority or Order of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole;
(xiv) is a Contract (other than employment-related Contracts) containing change in control provisions or other similar payment obligations that would reasonably be expected to involve aggregate payments by the Company and its Subsidiaries in excess of $1,000,000 in connection with the consummation of the transactions contemplated hereby;
(xv) is a Contract involving aggregate payment(s) by the Company in excess of $2,000,000 and which cannot be cancelled by the Company without penalty upon notice of 60 days or less;
(xvi) is a dealer-manager agreement, selling agreement or similar Contract with a Material Broker-Dealer or between a Subsidiary of the Company that is a Broker-Dealer, on the one hand, and a Public Fund or Managed REIT, on the other hand; and
(xvii) is a Contract that would be required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1934 Act or disclosed by the Company under Item 1.01 on a Current Report on Form 8-K.
Each Contract of the type described in clauses (i) through (xvii), and each Employment Agreement or Employment Agreement Amendment, is referred to herein as a “Company Material Contract”).
(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms. The Company and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of the Company, each other party thereto, has performed its obligations required to be performed by it, as and when required, under each Company Material Contract, except for failures to perform that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement.
Section 4.21 Finders’ Fees, etc. Except for Evercore Group L.L.C., there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 4.22 Opinion of Financial Advisor. The Company Board has received the opinion of Evercore Group L.L.C., financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Stock entitled to receive such Merger Consideration pursuant to this Agreement is fair to such holders from a financial point of view.
Section 4.23 Related Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries is a party to, or directly or indirectly benefits from, any Contract, arrangement, transaction or understanding with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act.
Section 4.24 Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from Section 203 of DGCL, and, accordingly, neither such provision of the DGCL nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby.
Section 4.25 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of the Company is in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default of any of the insurance policies (including any breach or default with respect to the payment of premiums), and (c) such policies provide coverage in such amounts and against such risks as are consistent with the past business practice of the Company and its Subsidiaries and with applicable Law. Since December 31, 2014, through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible: (x) cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (y) written notice of refusal of any coverage or rejection of any claim under any such insurance policy that if not paid has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Proceeding that has been filed or investigation initiated against the Company or any of its Subsidiaries since

December 31, 2014, no insurance carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding or investigation, or informed any of the Company nor any of its Subsidiaries of its intent to do so, other than a denial or reservation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.26 Broker-Dealer and Other Regulated Subsidiaries. (a) The Company and each of its Subsidiaries that is required to be registered as a Broker-Dealer with the SEC under the 1934 Act is so registered, and, to the knowledge of the Company is duly registered, licensed or qualified where it is required to be so registered under applicable state Laws, except where the failure to be so registered, licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b) The Company and each of its Subsidiaries that is engaged in the investment advisory or investment management activities is, to the extent required under the Advisers Act, duly registered as an investment adviser under the Advisers Act.
(c) The Company and each of its Subsidiaries that is required to be registered under the FSMA is duly registered with the FCA.
(d) Each applicable Subsidiary of the Company has publicly filed or made available to Parent prior to the date hereof true, correct and complete copies of (i) the Uniform Application for Broker-Dealer Registration on Form BD and the Uniform Application for Investment Adviser Registration on Form ADV, as filed with FINRA or the SEC, respectively, by each such applicable Subsidiary of the Company, and (ii) each application for FCA authorization, approval of such application and any scope of permission or similar notices. To the knowledge of the Company, such forms are in compliance with all applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e) Each of the applicable Subsidiaries of the Company is a member in good standing of FINRA and each other Governmental Authority where the conduct of its business requires membership or association.
(f) Each of the applicable Subsidiaries of the Company has established, maintains and enforces written compliance and supervisory policies and procedures and maintains books and records in compliance with all applicable Laws, and each of the applicable Subsidiaries of the Company has been and remains in compliance with such policies and procedures, in each case, except where the failure to establish, maintain, enforce or comply would not, individually or in the aggregate, has not had and reasonably be expected to have a Company Material Adverse Effect.
(g) To the knowledge of the Company, the directors, officers, employees, “associated persons” (as defined in the 1934 Act) and independent contractors of each of the applicable Subsidiaries of the Company who are required to be registered, licensed or qualified with any Governmental Authority as a registered principal, registered representative or registered investment adviser representative is duly and properly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with such applicable Subsidiary, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except where the failure to be so registered, licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(h) Each of the applicable Subsidiaries of the Company has timely made or given all required filings, applications, notices and amendments with or to each Governmental Authority that regulates such applicable Subsidiary or its business and all such filings, applications, notices and amendments are accurate, complete and up to date, except where the failure to do so has not had and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(i) No disciplinary proceeding or order is pending or, to the knowledge of the Company, threatened against the Company, its applicable Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees, independent contractors, registered representatives or “associated persons” (as defined in the 1934 Act). None of FINRA, the SEC or any other Governmental Authority has commenced or to the knowledge of the Company, threatened any action or proceeding to revoke, limit, suspend or qualify any such membership, registration, license or qualification. The Company and each of its applicable Subsidiaries is in compliance with all applicable regulatory net capital requirements, including the Minimum Net Capital Requirements applicable to each Subsidiary of the Company that is a Broker-Dealer, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its applicable Subsidiaries is in compliance with all applicable regulatory requirements for the protection of customer funds and securities, except where such failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(j) Except as disclosed on the Form BD or Form U4 or U5 or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company’s Subsidiaries that is required to be registered as a Broker-Dealer nor any of their respective directors, officers, employees, independent contractors, registered representatives or “associated persons” (as defined in the 1934 Act) is ineligible to serve as a Broker-Dealer or an associated person of a Broker-Dealer under Section 15(b) of the 1934 Act (including being subject to any “statutory disqualification,” as defined in Section 3(a)(39) of the 1934 Act).
Section 4.27 Material Advisory Contracts. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Advisory Contract with each Managed REIT and Diversified Income Fund (collectively, the “Material Advisory Contracts”) is valid and binding and in full force (except for the automatic termination of the Material Advisory Contract with Diversified Income Fund that will occur under the Investment Company Act as a result of the Closing) and effect and, to the knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of the Company, each other party thereto, has performed its obligations required to be performed by it in all material respects, as and when required, under each Material Advisory Contract, (b) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any other party to a Material Advisory Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Advisory Contract or give rise to a right of termination by the counterparty to such Material Advisory Contract (except for an automatic termination of the Material Advisory Contract with Diversified Income Fund that occurs under the Investment Company Act as a result of the Closing, if applicable), and (c) as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Advisory Contract.
Section 4.28 Joint Ventures. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) all of the capital obligations of the Company and its Subsidiaries and, to the knowledge of the Company, all of the capital obligations of any Joint Venture Partner, with respect to any Joint Venture, have been fully funded, (ii) to the knowledge of the Company, there are no pending capital calls, and (iii) as of the date of this Agreement, no right of first offer or similar right under any Joint Venture Agreement as to or affecting any equity interests in any Joint Venture has been exercised by the Company or any of its Subsidiaries, on the one hand, or any Joint Venture Partner, on the other hand, nor is the exercise of any such right now pending or proposed, and no such right would become exercisable as a result of the entry into this Agreement or the consummation of the transactions contemplated hereby.
Section 4.29 Funds and Managed REITs.
(a) Each Public Fund is, and at all times required under applicable Law has been, duly registered with the SEC as an investment company under the Investment Company Act. No Private Fund is required to register as an investment company under the Investment Company Act. Neither the Company nor any of its Subsidiaries acts as investment adviser, investment sub-adviser, general partner, managing member, sponsor or manager of any pooled investment vehicle other than the Public Funds, the Private Funds listed on Section 4.29(a) of the Company Disclosure Letter and the Managed REITs.
(b) Each Public Fund, Private Fund and Managed REIT is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company, partnership power and authority or similar power and authority, to own its properties and to carry on its business conducted as of the date of this Agreement, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable Law, except for such failures to have such power and authority or to be so qualified that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, (x) to the knowledge of the Company, a material adverse effect with respect to the applicable Public Fund, Private Fund or Managed REIT or (y) a Company Material Adverse Effect, (i) each Public Fund, Private Fund and Managed REIT is, and since December 31, 2014 has been, in compliance with, and to the knowledge of the Company, is not under investigation by a Governmental Authority with respect to, any Law or Order, (ii) as of the date hereof, there is no Proceeding pending against, or, to the knowledge of the Company, threatened against any Public Fund, Private Fund or Managed REIT or any of their respective assets or properties, and (iii) as of the date hereof, no Public Fund, Private Fund or Managed REIT, and none of their respective assets or properties, is subject to any outstanding Order.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, (x) to the knowledge of the Company, a material adverse effect with respect to the applicable Public Fund or the Managed REIT or (y) a Company Material Adverse Effect, (i) each Public Fund and Managed REIT has, since December 31, 2014, filed all Fund SEC Documents in compliance with applicable Law, and (ii) since December 31, 2014, each Public Fund’s and Managed REIT’s Fund SEC Documents did not at the time they were filed (if required to be filed), and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading.
Section 4.30 Anti-Corruption. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have been and are in compliance with all applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.), and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries acting on its behalf has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, bribe, gift, contribution, expenditure or other advantage: (i) which would violate any applicable Law; or (ii) to or for a public official with the intention of: (A) improperly influencing any act or decision of such public official; (B) inducing such public official to do or omit to do any act in violation of his lawful duty; or (C) securing any improper advantage, in each case in order to obtain or retain business or any business advantage.
Section 4.31 Material Broker-Dealers. (a) Section 4.31 of the Company Disclosure Letter sets forth (i) a true and complete list of the top ten (10) Third Party Broker-Dealers for sales of securities of each Managed REIT and Diversified Income Fund, by dollar volume, since the date of inception of each such entity through April 30, 2016 on an entity-by-entity basis (each, a “Material Broker-Dealer”), and (ii) the total dollar volume of sales of securities of each such entity by each Material Broker-Dealer.
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received written notice as of the date hereof that it has breached, violated or defaulted under any Company Material Contract of the type described in Section 4.20(a)(xvi).

Section 4.32 REIT Status. To the knowledge of the Company:
(a)  (i) RCC, for all of its taxable years, commencing with its REIT Election Year and through and including its taxable year ended December 31, 2015, has been subject to taxation as a REIT and has satisfied all the requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes, for such taxable years, (ii) RCC has been organized and operated since January 1, 2016 to the date hereof, and intends to continue to operate, in such a manner so as to continue to qualify as a REIT for U.S. federal income Tax purposes, and (iii) each Subsidiary of RCC has been since the later of its acquisition or formation, and continues to be, treated for U.S. federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code or (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code;
(b) each of Opportunity REIT and Opportunity REIT II for all of its taxable years, commencing with its REIT Election Year and through and including its taxable year ended December 31, 2015, has been subject to taxation as a REIT and has satisfied all the requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes, for such taxable years;
(c) each Managed REIT (other than RCC, which is addressed in Section 4.32(a)) has been organized and operated since January 1, 2016 to the date hereof, and intends to continue to operate, in such a manner so as to qualify or continue to qualify as a REIT for U.S. federal income Tax purposes; and
(d) each Subsidiary of each Managed REIT (other than RCC, which is addressed in Section 4.32(a)) has been since the later of its acquisition or formation, and continues to be, treated for U.S. federal and state income Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code or (iii) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.
Section 4.33 CDO Issuers. Section 4.33 of the Company Disclosure Letter sets forth a true and complete list of all CDO Issuers. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries and, to the knowledge of the Company, Trapeza has complied with the terms of each Advisory Contract with a CDO Issuer.
Section 4.34 No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in Article 5, the Company acknowledges that none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that none of Parent, Merger Sub or any other Person makes any representation or warranty with respect to (a) Parent or its Subsidiaries or any of their respective businesses, affairs, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Parent or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Parent or any other Person, including in any “data rooms” or management presentations. The Company has not relied on any such information or any representation or warranty not set forth in Article 5.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company as follows:
Section 5.01 Corporate Existence and Power. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all limited liability or corporate power and authority, as applicable, to own, lease and operate its assets and carry on its business as now conducted and is duly qualified to do business as a foreign limited liability company or corporation, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.
Section 5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the limited liability or corporate power, as applicable, and authority of Parent and Merger Sub have been duly authorized by all necessary limited liability or corporate action, as applicable, on the part of Parent and Merger Sub. No other limited liability company or corporate proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) any required consent, non-objection, approval, order or authorization of, or registration, declaration or filing with or from, FINRA and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) assuming the authorizations, consents and approvals referred to in Section 5.03 are obtained, contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent and Merger Sub, (ii) assuming the authorizations, consents and approvals referred to in Section 5.03 are obtained, contravene, conflict with or result in a violation or breach of any Law or Order or (iii) assuming the authorizations, consents and approvals referred to in Section 5.03 are obtained, require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and any of its Subsidiaries, in the case of each of clauses (ii) and (iii), which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.05 Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
Section 5.06 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 5.06, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement which were not supplied by or on behalf of Parent or Merger Sub.
Section 5.07 Sufficient Funds. As of the date hereof, Parent has, and through Closing, Parent will have, immediately available to it unrestricted funds, including cash and other liquid assets, sufficient to consummate the Merger and the other transactions contemplated hereby and required for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the full Merger Consideration and the consideration in respect of the Company Equity Awards under Article 2, to fund any required refinancings or repayments of any existing indebtedness and to pay all related fees and expenses.

Section 5.08 Financial Statements. The audited consolidated financial statements (including all related notes thereto) delivered by Parent to the Company’s Representative by e-mail on May 9, 2016 (the “Parent Financial Statement”) fairly present in all material respects, in conformity with applicable accounting practices applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the date thereof and their consolidated results of operations and cash flows for the period then ended.
Section 5.09 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) the fair saleable value (determined on a going-concern basis) of the assets of Parent and its Subsidiaries, taken as a whole, will be greater than the total amount of their liabilities, taken as a whole (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) Parent and its Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due; and (c) Parent and its Subsidiaries will have adequate capital to carry on their businesses and all businesses in which they are about to engage.
Section 5.10 Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no Proceeding pending against, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries.
Section 5.11 No Member Vote Required. No vote of the members of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the certificate of formation or limited liability company agreement of Parent in order for Parent to consummate the Merger.
Section 5.12 Finders’ Fees, etc. Except as set forth on Section 5.12 of the Parent Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 5.13 No Additional Representations. Except for the representations and warranties expressly made by the Company in Article 4, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person makes any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither the Company nor any other Person makes any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, affairs operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any other Person, including in any “data rooms” or management presentations. Neither Parent nor Merger Sub has relied on any such information or any representation or warranty not set forth in Article 4.

ARTICLE 6
COVENANTS OF THE COMPANY
Section 6.01 Conduct of the Company. (a) From the date of this Agreement until the Effective Time, except as expressly required or expressly permitted pursuant to this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or as required by applicable Law or Order, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts (i) to conduct its business in the ordinary course consistent with past practice, (ii) to the extent consistent with the foregoing, to preserve intact its business operations, organization and ongoing businesses and relationships with Third Parties, (iii) to obtain the renewal and prevent the termination or non-renewal of any Advisory Contract, if applicable (except for an automatic termination of an Advisory Contract with a Public Fund that occurs under the Investment Company Act as a result of the Closing, if applicable) and (iv) not to take any action, or fail to take any action, that would reasonably be expected to cause any Managed REIT to fail to qualify as a REIT; provided, that (A) no action by the Company or its Subsidiaries with respect to matters expressly permitted in the subclauses of the next sentence shall be deemed a breach of this sentence unless such action would constitute a breach of such subclauses and (B) the failure to obtain the renewal of an Advisory Contract shall not in and of itself be deemed to be a violation of this Section 6.01. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except as expressly required or expressly permitted pursuant to this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or Order, the Company shall not, nor shall it permit any of its Subsidiaries to:
(b) amend (or, in the case of any material Subsidiary of the Company, materially amend) the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company or any of its material Subsidiaries;
(c) split, combine or reclassify any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or other equity interests of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly, any Company Securities or any Company Subsidiary Securities, except for (i) the declaration, setting aside or payment of any dividends or other distributions by any of its Subsidiaries payable solely to the Company or any of its wholly owned Subsidiaries, (ii) repurchases of shares of Company Stock in the ordinary course of business consistent with past practices (including as to volume) at then prevailing market prices pursuant to any existing share repurchase program disclosed in the Company SEC Documents; provided, that the price paid per share of Company Stock shall not exceed the Merger Consideration, (iii) regular quarterly cash dividends on the Company Stock and Company Equity Awards of not more than $0.06 per share per quarter, consistent with past practice as to timing of declaration, record date and payment date, and (iv) acquisitions, or deemed acquisitions, of Company Stock in connection with (A) the forfeiture of Company Equity Awards pursuant to the terms thereof, (B) the payment of the exercise price of Company Stock Options and (C) Tax withholding obligations in connection with the exercise, vesting or settlement of Company Equity Awards;
(d) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of the Company Stock upon the exercise of Company Stock Options or the settlement of Company Equity Awards that are outstanding at the date of this Agreement and (B) the issuance, delivery or sale of any shares of Company Subsidiary Securities to the Company or any of its Subsidiaries, or (ii) amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise);
(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in excess of $1,000,000 in the aggregate, other than (i) supplies and materials in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice and (ii) pursuant to Contracts in effect on the date of this Agreement that are set forth in Section 6.01(e) of the Company Disclosure Letter;
(f) sell, license, lease or otherwise transfer, or abandon or create or incur any Lien on, directly or indirectly, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses in excess of $1,000,000 in the aggregate, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales, leases or transfers that are pursuant to Contracts in effect as of the date of this Agreement that are set forth in Section 6.01(f) of the Company Disclosure Letter, (iii) Permitted Liens, or (iv) sales, licenses, leases or other transfers to the Company or any of its wholly owned Subsidiaries; provided, that, nothing in this Section 6.01(f), including the exclusions contained in subclauses (i) through (iv) of this Section 6.01(f), shall be deemed to permit any action prohibited by Section 6.01(s);
(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions to, or investments in, the Company or any of its wholly owned Subsidiaries;
(h) create, incur or assume any indebtedness for borrowed money or guarantees thereof or issue or sell any debt securities in an amount in excess of $1,000,000 in the aggregate, except for (i) indebtedness under the Company’s and its Subsidiaries’ revolving working capital credit facilities that are in effect at the date of this Agreement, (ii) guarantees of indebtedness of the Company or any of its wholly owned Subsidiaries (which indebtedness is in effect as of the date of this Agreement or is entered into in compliance with this Section 6.01) and (iii) indebtedness or guarantees between or among the Company and any of its wholly owned Subsidiaries or between or among any of the Company’s wholly owned Subsidiaries;
(i) except as otherwise permitted by the other subclauses of this Section 6.01, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;

(j) except as otherwise permitted by the other subclauses of this Section 6.01 or the capital expenditure budget attached as Section 6.01(j) of the Company Disclosure Letter, incur or commit to any capital expenditures in an amount in excess of $1,000,000 in the aggregate;
(k) settle or compromise any suit, action, claim, proceeding or investigation, in each case made or pending against the Company or any of its Subsidiaries, other than, in each case, a settlement solely for monetary damages (without any admission of liability) not in excess of $500,000 individually or $1,000,000 in the aggregate;
(l) enter into any new line of business that is materially different from the Company’s and its Subsidiaries’ businesses;
(m) form any Subsidiary (other than a wholly owned Subsidiary) or new fund;
(n) other than as may be reasonably necessary to comply with the terms of this Agreement or in connection with any matter to the extent specifically permitted by another subsection of this Section 6.01(n), (i) terminate any Company Material Contract or Contract that would be a Company Material Contract if entered into after the date hereof (except an automatic termination of any such Contract in accordance with its terms, other than an Advisory Contract that automatically terminates, which shall be subject to Section 6.01(iii)) or (ii) other than in the ordinary course of business consistent with past practice in the case of Company Material Contracts or Contracts that would be a Company Material Contract if entered into after the date hereof of the type described in clauses (vii) and (xvi) of Section 4.20(a), (A) amend or modify (other than immaterial amendments or modifications) any Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract or (B) enter into (other than renewals consistent with the terms thereof) any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement;
(o) except (x) as required pursuant to a Company Benefit Plan in effect on the date of this Agreement and made available to Parent, or (y) as otherwise required by applicable Law, (i) except as provided in the ordinary course of business consistent with past practice with respect to non-management level employees of the Company or its Subsidiaries, grant, pay or provide any severance or termination payments or benefits to any employee, individual independent contractor or director of the Company or any of its Subsidiaries, (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any employee, individual independent contractor or director of the Company or any of its Subsidiaries, (iii) other than in the ordinary course of business consistent with past practice (including employee promotions) and other than the Company’s annual increases in base salaries or hourly base wage rates, as applicable, for non-management level employees having an annual base salary rate under $200,000, increase the compensation or benefits payable to any employee, individual independent contractor or director of the Company or any of its Subsidiaries, (iv) enter into, amend or terminate any employment agreement or enter into any severance or retention agreement (excluding offer letters that provide for at-will employment and no severance, termination or change in control payments or benefits) with any employee, individual independent contractor, officer or director of the Company or any of its Subsidiaries, (v) adopt, enter into, terminate or amend any Company Benefit Plan (or any plan, agreement, program, policy or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), (vi) hire any person to be an employee with a title of “Vice President” or above or having an annual base salary rate of $200,000 or more (other than any person to fill, in the ordinary course of business consistent with past practice, any position that is existing as of the date hereof that is currently, or subsequently becomes, vacant), or (vii) terminate the employment (other than for cause) of any employee of the Company or any of its Subsidiaries having an annual base salary rate of $200,000 or more;
(p) change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act (or any interpretation thereof), any Governmental Authority or applicable Law;
(q) (i) make, change or rescind any material election with respect to Taxes, (ii) change any material method of Tax accounting, other than as required by any Governmental Authority or applicable Law, (iii) amend any material Tax Return, or (iv) agree or settle any material claim or assessment in respect of Taxes for an amount materially in excess of the amount accrued or reserved with respect thereto on the Company Balance Sheet;
(r) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any of its Subsidiaries;
(s) sell, transfer or otherwise dispose of all or any portion of the equity interests in any Subsidiary of the Company that is a party to a Material Advisory Contract or assign or transfer any Material Advisory Contract, in each case, by merger, consolidation, sale of equity interests, share exchange or otherwise;
(t) amend or modify the compensation payable by the Company or any other material obligations of the Company contained in the engagement letter with Evercore Group, L.L.C., or engage other financial advisers in connection with the transactions contemplated by this Agreement, in any such case, other than in connection with a Company Acquisition Proposal that is made to the Company or otherwise publicly disclosed after the date of this Agreement; or
(u) agree, resolve or commit to do any of the foregoing.
Section 6.02 Company Stockholder Meeting. As promptly as practicable (and in any event, within five (5) Business Days) after the date the Proxy Statement is cleared by the SEC, the Company shall (i) acting through the Company Board, in accordance with applicable Law and its certificate of incorporation and bylaws, give notice of a meeting of its stockholders for the purpose of voting on the approval and adoption of this Agreement in accordance with DGCL (the “Company Stockholder Meeting”), and (ii) in accordance with applicable Law, cause the Proxy Statement to be disseminated to the Company Shareholders as of the record date established by the Company Board for the Company Stockholder Meeting (the date of such dissemination, the “Proxy Date”). In connection with the Company Stockholder Meeting, the Company shall subject to Section 8.03(b) andSection 8.03(c), recommend approval and adoption of this Agreement and the other transactions contemplated hereby by the Company’s stockholders in the Proxy Statement. Subject to Section 8.03(b) and Section 8.03(c), the

Company shall duly call, convene and hold the Company Shareholders’ Meeting as promptly as reasonably practicable following the Proxy Date and use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and take all other actions reasonably necessary or advisable to secure the adoption of this agreement by the Company’s stockholders. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting; provided, however, that the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting (i) if on a date on which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Stock to obtain the Company Stockholder Approval, whether or not a quorum is present or (ii) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement is timely provided to the holders of Company Stock. Regardless of whether there is a Company Adverse Recommendation Change, the Company Stockholder Meeting shall be held in accordance with the terms hereof unless this Agreement is terminated in accordance with Article 10.
Section 6.03 Cooperation. (a) In the event Parent and Merger Sub seek to obtain any debt or equity financing in connection with the transactions contemplated by this Agreement, the Company shall, and shall cause its Subsidiaries to, provide all reasonable cooperation necessary for the arrangement of such financing as may be reasonably requested by Parent and Merger Sub. Each of Parent and Merger Sub expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding.
(b) At Parent’s request, the Company shall reasonably cooperate with Parent in coordinating introductions to and meetings with Third Party Broker-Dealers with which the Company and its Subsidiaries have ongoing business relationships.
(c) Notwithstanding anything in this Section 6.03 to the contrary, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.03 that would: (i) require the Company, its Subsidiaries or any Persons who are directors of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the financing or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company, any of its Subsidiaries, or any of its or their stockholders, agents or other Representatives to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the financing prior to the Closing or have any obligation under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer or employee, stockholder, agent or other Representative of the Company or any of its Subsidiaries to incur any personal liability, (v) conflict with, result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, the organizational documents of the Company or its Subsidiaries or any Laws, (vi) reasonably be expected to materially conflict with, result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Subsidiaries is a party, (vii) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries; (viii) prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (ix) require the Company or any of its Subsidiaries to enter into any instrument or agreement, or require the Company, any of its Subsidiaries or any of its or their respective officers, directors, employees, stockholders, attorneys, accountants or other Representatives to deliver any certificate, document or instrument, that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur or (x) unreasonably interfere with the ongoing operation of the Company and its Subsidiaries. Nothing contained in this Section 6.03 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the financing. Each of the Company and its Subsidiaries hereby consents to the reasonable use of its logos in connection with the financing, provided that such use is disclosed to the Company or its Subsidiaries, as applicable, in writing prior to the time that it is so used, such logos are used in a manner that could not reasonably be expected to harm or disparage the Company, its Subsidiaries or their marks and on such other customary terms and conditions as the Company or applicable Subsidiary shall reasonably impose. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the financing, any action taken by them at the request of Parent pursuant to this Section 6.03 and any information used in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically in connection with its obligations pursuant to this Section 6.03); provided, that Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 6.04 Public Fund Advisory Contract Consents; Public Fund Proxy Statements. (a) With respect to each Public Fund, the Company shall, and shall cause its Subsidiaries to, in accordance with applicable Law, use reasonable best efforts to: (i) as promptly as practicable after the date of this Agreement, and to the extent required by applicable Law or the terms of any Contract or any organizational document of such Public Fund, (x) obtain the approval of a majority of the trustees of such Public Fund and a majority of the trustees of such Public Fund who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of such Public Fund (“Public Fund Board Approval”) of a new investment advisory agreement between such Public Fund and the applicable Subsidiary of the Company (a “New IAA”) that (A) becomes effective as of the later of the Closing Date or approval of such New IAA by the vote of a “majority of the outstanding voting securities” (as defined in the Investment Company Act) of such Public Fund (“Public Fund Shareholder Approval”) and (B) contains terms substantially the same as (but with identical advisory fees as set forth in the applicable Advisory Contract) the Advisory Contract between such Subsidiary and such Public Fund as in effect on the date of this Agreement (or, if amended after the date hereof as permitted by this Agreement, as in effect on the date of such amendment), and (y) cause such Public Fund’s board of trustees to recommend approval of such New IAA to the shareholders of such Public Fund; (ii) cause the board of trustees of such Public Fund to call a meeting of the shareholders of such Public Fund to approve the New IAA for such Public Fund, such meeting to occur as soon as practicable, subject to the requirements of applicable Law, following the date of this Agreement; (iii) as promptly as practicable after the date of this Agreement, and to the extent required by applicable Law or the terms of any Contract or any organizational document of a Public Fund, obtain Public Fund Board Approval of an “interim contract” (within the meaning of Rule 15a-4 under the Investment Company Act) between such Public Fund and the applicable Subsidiary of the Company that (x) becomes effective upon the Closing in the event the Closing occurs prior to Public Fund Shareholder Approval of such New IAA and (y) contains terms substantially the same as (but with identical advisory fees as set forth in the applicable Advisory Contract) the Advisory Contract between such Subsidiary and such Public Fund as in effect on the date of this Agreement (or, if amended after the date hereof as permitted by this Agreement, as in effect on the date of such amendment thereof) (an “Acceptable Interim IAA”); and (iv) cooperate with Parent in connection with taking the actions and obtaining the approvals described in clauses (i) through (iii) above and in Section 8.10(a), including making the directors, officers and employees of the Company and its Subsidiaries reasonably available for presentations to such Public Fund’s board of trustees and for assisting in the preparation of the proxy statements, any presentations or other materials, or any communications to be made to such Public Fund’s board of trustees in furtherance of taking the actions and obtaining the approvals described in clauses (i) through (iii) above and Section 8.10(a).
(b) As promptly as reasonably practicable following the receipt of each Public Fund Board Approval, the Company or one of its Subsidiaries shall (in coordination with each Public Fund) use reasonable best efforts to: (i) prepare and file proxy materials for a shareholder meeting of such Public Fund (A) for the purpose of voting on the approval of the New IAA for such Public Fund and (B) with respect to Diversified Income Fund, to elect each of the trustees thereof appointed by the board of trustees of Diversified Income Fund (other than any individual resigning as a trustee effective as of immediately prior to the Effective Time, as set forth on Section 8.10(a) of the Parent Disclosure Letter) (such proxy materials, a “Public Fund Proxy Statement” and such shareholder meeting, a “Public Fund Shareholder Meeting”); (ii) in accordance with applicable Law, cause a Public Fund Proxy Statement to be mailed to the shareholders of such Public Funds as of the record date established by the Public Fund’s board of trustees for such Public Fund Shareholder Meeting; and (iii) duly call, convene and hold such Public Fund’s Public Fund Shareholder Meeting as promptly as reasonably practicable following the mailing of the Public Fund Proxy Statement. The Company shall use its reasonable best efforts to solicit from the shareholders of each Public Fund proxies in favor of the approval of its New IAA and, with respect to Diversified Income Fund, elect each of the existing trustees thereof appointed by the board of trustees of Diversified Income Fund (other than any individual resigning as a trustee effective as of immediately prior to the Effective Time, as set forth on Section 8.10(a) of the Parent Disclosure Letter), and take all other actions reasonably necessary or advisable to secure the Public Fund Shareholder Approval of such New IAA and the election of such trustees. The Company shall provide Parent with a reasonable opportunity to review and comment on the Public Fund Proxy Statements, or any amendment or supplement thereto, prior to their filing with the SEC. The Company shall use its reasonable best efforts to notify Parent reasonably promptly of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Public Fund Proxy Statement and shall provide Parent with (i) copies of all correspondence between the Company, any of its Subsidiaries or the Public Funds, on the one hand, and the SEC, on the other hand, with respect to the Public Fund Proxy Statements, and (ii) a reasonable opportunity to review and comment on the response to those comments and requests. The Company (in coordination with the applicable Public Fund) shall use its reasonable best efforts to resolve, and Parent agrees to consult and cooperate with the Company in resolving, all SEC comments with respect to the Public Fund Proxy Statements as promptly as reasonably practicable after receipt thereof.
(c) Parent shall cooperate with the Company and its Subsidiaries in taking the actions and obtaining the approvals described in Section 6.04(a) and in Section 8.10(a) and shall furnish to the Company, its Subsidiaries and respective Representatives such information and assistance as the Company, its Subsidiaries and their respective Representatives may reasonably request in connection with seeking the Public Fund Board Approval and the Public Fund Shareholder Approval for each Public Fund, including making the directors, officers and employees of Parent and its Subsidiaries reasonably available for presentations to such Public Fund’s board of trustees and for assisting, at the Company’s, its Subsidiaries’ or their respective Representatives’ request, in the preparation of the proxy statements, any presentations or other materials, or any communications to be made to such Public Fund’s board of trustees in furtherance of taking the actions and obtaining the approvals described in Section 6.04(a) and in Section 8.10(a). Each Party agrees that none of the information supplied by or on behalf of it in writing expressly for use in the proxy statement to be filed with the SEC in connection with obtaining the Public Fund Shareholder Approvals, as amended or supplemented by any amendment or supplement filed with the SEC, will, at the date it is first mailed to the shareholders of the Public Funds or at the time of the shareholder meeting of the Public Funds held to obtain the Public Fund Shareholder Approvals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
ARTICLE 7
COVENANTS OF PARENT AND MERGER SUB
Section 7.01 Conduct of Parent. From the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to Article 10, neither Parent nor Merger Sub shall take or agree to take any action (including entering into any agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result, individually or in the aggregate, in (a) a Parent Material Adverse Effect or (b) the imposition of a material condition or conditions on any Consents and Approvals.
Section 7.02 Obligations of Merger Sub. Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.
Section 7.03 Director and Officer Indemnification. (a) From and after the Effective Time, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee, fiduciary or employee of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a

“Company Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding or investigation with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) as in effect on the date of this Agreement or in any agreement, a true and complete copy of which agreement has been provided by the Company to Parent prior to the date of this Agreement, to which the Company or any of its Subsidiaries is a party, shall survive the Merger and continue in full force and effect in accordance with their terms. For a period of no less than six (6) years after the Effective Time, Parent and the Company shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor to the business of the Surviving Corporation) regarding exculpation, indemnification and advancement of expenses in effect as of immediately prior to the Effective Time or in any agreement to which the Company or any of its Subsidiaries is a party, in each case in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and bylaws set forth in Exhibit B in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, an “Action”) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.
(b) For a period of no less than six (6) years after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless (and advance funds in respect of the foregoing) each Company Indemnified Party to the fullest extent permitted under applicable Law against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Company Indemnified Party), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, but subject to Parent’s and the Surviving Corporation’s receipt of an undertaking by or on behalf of such Company Indemnified Party to repay such amount if it shall ultimately be determined that such Company Indemnified Party is not entitled to be indemnified. Parent and the Surviving Corporation shall reasonably cooperate with the Company Indemnified Party in the defense of any such Action. Notwithstanding anything to the contrary set forth in this Agreement, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to either (i) continue to maintain in effect for a period of no less than six (6) years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance for such six (6)-year period from a carrier with comparable or better credit ratings to the Company’s existing directors’ and officers’ insurance policies, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time; provided, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.03(c) of the Company Disclosure Letter (the “Premium Cap”); and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Premium Cap. At the Company’s option, the Company may purchase, prior to the Effective Time, a prepaid “tail policy” for a period of no more than six (6) years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time, in which event Parent shall cease to have any obligations under the first sentence of thisSection 7.03(c); provided, that the aggregate premium for such policies shall not exceed the Premium Cap. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to use commercially reasonable efforts to) maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.
(d) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent or the Surviving Corporation shall cause proper provision to be made so the successors and assigns of Parent or the Surviving Corporation, as the case may be, succeed to or assume the applicable obligations of such Party set forth in this Section 7.03.
(e) The provisions of this Section 7.03 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each indemnified or insured person hereunder (including the Company Indemnified Parties), his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, at Law or otherwise.
Section 7.04 Employee Matters. (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor all Company Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time. During the one-year period following the Effective Time (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each employee of the Company and its

Subsidiaries who continues to be employed by Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (each, a “Continuing Employee”), with (i) a base salary or hourly rate that is at least equal to the base salary or hourly rate provided to each such Continuing Employee immediately prior to the Closing Date, (ii) commission, cash bonus and long-term incentive opportunities, as applicable, that are no less favorable than the commission, cash bonus and long-term incentive opportunities provided to each such Continuing Employee immediately prior to the Closing Date (except that no equity-based compensation shall be considered or taken into account for purposes of determining whether opportunities are no less favorable), and (iii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to each such Continuing Employee immediately prior to the Closing Date. In addition and notwithstanding anything to the contrary in the foregoing two sentences, during the Continuation Period (or such longer period as may be required by applicable Law), Parent shall provide, or shall cause to be provided, to each Continuing Employee identified on Section 7.04(a) of the Company Disclosure Letter whose employment is terminated without Cause (as defined in Section 7.04(a) of the Company Disclosure Letter) during such period with the severance benefits set forth in Section 7.04(a) of the Company Disclosure Letter; provided that the receipt of any such severance shall be conditioned upon and subject to the execution (and non-revocation) by such employee of a customary release of claims in favor of Parent and its Affiliates (in substantially the form used by the Company as of the date hereof with respect to terminations of employment, a copy of which has been made available to Parent prior to the date hereof) (a “Release of Claims”).
(b) If any Continuing Employee becomes eligible to participate in any “employee benefit plan,” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (collectively, the “Parent Plans”), then, for purposes of determining eligibility to participate, vesting and benefit accrual, service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary) prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries solely to the extent recognized by the Company and its Subsidiaries prior to the Effective Time under the comparable Company Benefit Plan; provided, however, that (A) such service shall not be recognized to the extent that such recognition would result in any duplication of benefits, (B) no recognition of service shall be required under any newly established plan for which prior service of similarly situated employees of Parent is not taken into account, and (C) Parent shall not be required to provide service credit for any equity or equity-based compensation under any Parent Plan or any benefit accrual purposes under any Parent Plan that is a defined benefit pension plan. In addition, subject to the terms of the applicable Parent Plan and applicable Law, Parent shall use commercially reasonable efforts to (i) waive, or caused to be waived, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any Parent Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time solely to the extent such conditions and exclusions and waiting periods were satisfied or did not apply to such employees under the corresponding welfare plan maintained by the Company prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date during the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plans that are welfare plans in which such Continuing Employee is eligible to participate after the Effective Time solely to the extent credited under the corresponding welfare plan maintained by the Company prior to the Effective Time.

(c) The Company shall pay, or Parent shall cause the Surviving Corporation or an Affiliate thereof to pay, as applicable, annual bonuses in respect of the 2016 fiscal year as follows:
(i) Prior to the Effective Time, the Company shall establish a bonus amount pursuant to the Company’s annual bonus or revenue-sharing plans or arrangements for each participant therein (each, a “Bonus Plan Participant”) for the portion of the 2016 fiscal year that ends on the earlier of December 31, 2016 and the Closing Date (the “2016 Bonus Amount”) in an amount no greater than the product of (i) the annual cash bonus received by such Bonus Plan Participant in respect of the 2015 fiscal year multiplied by (ii) either (A) one (1) (if the Closing Date occurs on or after December 31, 2016) or (B) a fraction, the numerator of which is the number of days during the 2016 fiscal year through and including the Closing Date and the denominator of which is 366 (if the Closing Date occurs prior to December 31, 2016).
(ii) If the Effective Time occurs prior to the time the Company would pay annual bonuses in respect of the 2016 fiscal year in the ordinary course of business, then no later than March 15, 2017, Parent shall cause the Surviving Corporation or an Affiliate thereof to pay to each Bonus Plan Participant who is continuously employed through the payment date, an annual bonus in respect of the entire 2016 fiscal year, which amount shall be no less than such person’s 2016 Bonus Amount; provided, however, that if, prior to the payment of annual bonuses in respect of the 2016 fiscal year, a Bonus Plan Participant’s employment is terminated without Cause or such Bonus Plan Participant’s employment terminates in a manner entitling such Bonus Plan Participant to severance or termination payments under an employment or other agreement with the Company or any of its Affiliates, then Parent shall cause the Surviving Corporation or an Affiliate thereof to pay to such Bonus Plan Participant a prorated bonus in respect of the 2016 fiscal year in an amount equal to the product of (A) the annual cash bonus earned by such Bonus Plan Participant in respect of the 2015 fiscal year multiplied by (B) a fraction, the numerator of which is the number of days the Participant was employed by the Company, the Surviving Corporation or an Affiliate thereof during the 2016 fiscal year and the denominator of which is 366. Any such prorated bonus shall be paid to the Bonus Plan Participant within sixty (60) days following such Bonus Plan Participant’s termination of employment, subject to such Bonus Plan Participant’s execution of a Release of Claims that becomes effective and non-revocable under applicable law within the sixty (60)-day period following such termination of employment.
(iii) If the Effective Time has not occurred by the time the Company would pay annual bonuses in respect of the 2016 fiscal year in the ordinary course of business, then the Company shall pay each Bonus Plan Participant an annual bonus in respect of the 2016 fiscal year in an amount equal to his or her 2016 Bonus Amount in the ordinary course of business.

(d) Nothing contained in this Section 7.04, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Benefit Plan or Parent Plan or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Benefit Plan or Parent Plan, (ii) give any current or former employee, officer, director or other independent contractor of the Company and its Subsidiaries (including any beneficiary or dependent thereof) any third-party beneficiary or other rights, or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Benefit Plan or Parent Plan or (B) retain the employment or services of any current or former employee, officer, director or other independent contractor.
Section 7.05 Section 15(f) of the Investment Company Act. From and after the Effective Time, Parent and Merger Sub shall use reasonable best efforts to assure that (a) for a period of not less than three (3) years following the Effective Time, at least seventy five percent (75%) of the members of the board of trustees of each Public Fund are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of the investment adviser of the Public Fund, (b) for a period of not less than two (2) years following the Effective Time, there is not imposed on any Public Fund an “unfair burden” (within the meaning of Section 15(f) of the Investment Company Act) as a result of the transaction contemplated by the Merger Agreement, including the Merger, or any express or implied terms, conditions or understandings applicable thereto; provided, however, that if Parent or any of its Affiliates obtains an order from the SEC as contemplated by Section 15(f)(3) of the Investment Company Act, then this covenant shall be deemed to be modified to the extent necessary to permit Parent, Merger Sub and their Affiliates to act in accordance with the representations and conditions contained in the application upon which such order was granted. Notwithstanding anything to the contrary contained herein, the covenants of the Parties contained in this Section 7.05 are intended only for the benefit of Persons who are “affiliated persons” (as such term is defined in Section 2(a)(3) of the Investment Company Act) of the Company or its Subsidiaries as of immediately prior to the Effective Time and for no other Person.
ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY
Section 8.01 Efforts. (a) Subject to Section 8.01(b) and Section 8.01(c) and the terms and conditions set forth in this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable Law or Order to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable (and in any event no later than the End Date). Without limiting the generality of the foregoing, subject to Section 8.01(b) and Section 8.01(c) and the terms and conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall cooperate with the other and use, and shall cause each of its respective Subsidiaries to use, their respective reasonable best efforts to (i) prepare and file as promptly as practicable, and in any event within the time prescribed by any applicable Law or Competition Law, all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, or renewed with, any Governmental

Authority (including the Consents and Approvals), in each case in order to consummate as promptly as practicable the transactions contemplated by this Agreement, (ii) furnish as promptly as practicable all information to any Governmental Authority as may be required by such Governmental Authority in connection with the foregoing, (iii) obtain all consents, registrations, approvals, permits and authorizations necessary, proper or advisable to be obtained from, or renewed with, any other Person (including the Consents and Approvals), in each case in order to consummate as promptly as practicable the transactions contemplated by this Agreement; provided, that under no circumstances shall the Company or any of its Subsidiaries be required to make any payment to any Person to secure such Person’s consent and (iv) obtain all consents, approvals and authorizations that are necessary or advisable as a result of the transactions contemplated hereby under (A) any Contract to which the Persons listed on Section 8.01(a)(iv)(A) of the Company Disclosure Letter is a party and (B) if requested by Parent, any Contract to which the Persons listed on Section 8.01(a)(iv)(B) of the Company Disclosure Letter is a party; provided, further, that, the failure to obtain any of the consents, registrations, approvals, permits or authorizations referenced in clauses (iii) or (iv) above (other than any consents, approvals or events required pursuant to Section 9.01(c) and Section 9.01(d)) shall not constitute the failure to satisfy a condition to the obligation of either Party to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing and without limiting the generality thereof: (x) the Parties shall (A) prepare and file a notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice within ten (10) Business Days from the date hereof, (B) seek early termination of any waiting periods under the HSR Act and (C) to the extent required by applicable Law or pursuant to an Advisory Contract, inform each Advisory Client (and other required Persons) in writing of the transactions contemplated by this Agreement by sending such Advisory Client a notice thereof, in form and substance reasonably satisfactory to Parent, and use reasonable best efforts to seek such Advisory Client’s (and other required Persons’) consent to the continuation of its applicable Advisory Contract (except for any approvals of the board of trustees or shareholders of the Public Funds, which are addressed in Section 6.04); provided, however, that, to the extent consistent with applicable Law or SEC pronouncements or unless affirmative consent is required by the applicable Advisory Contract, such consent may take the form of a so-called implied or negative consent; (x) the Parties shall, and shall cause their respective Subsidiaries and Representatives to, and the Company shall use reasonable best efforts to cause its applicable Joint Ventures to, prepare and, as promptly as practicable following the date of this Agreement, submit or cause to be submitted to the FCA each required FSMA Section 178 Notification with respect to the transactions contemplated by this Agreement (provided, that the Company shall not be required to cause any such Joint Venture to take any action to the extent the Company does not have the right to cause such Joint Venture to take such action pursuant to the terms of the applicable Joint Venture Agreement); (y) the Parties shall, and shall cause their respective Subsidiaries and Representatives to, and the Company shall use reasonable best efforts to cause its applicable Joint Ventures to, prepare and, as promptly as practicable following the date of this Agreement, submit or cause to be submitted any and all filings with the JFSC to obtain the JFSC Approval with respect to the transactions contemplated by this Agreement (provided, that the Company shall not be required to cause any such Joint Venture to take any action to the extent the Company does not have the right to cause such Joint Venture to take such action pursuant to the terms of the applicable Joint Venture Agreement); and (z) the Company shall prepare and, as promptly as practicable following the date of this Agreement, submit or cause to be submitted to FINRA for each Subsidiary of the Company that is a Broker-Dealer, a substantially complete Continuing Membership Application (“CMA”) for approval of a change in control or ownership pursuant to FINRA (NASD) Rule 1017(a)(4) satisfying the standards of FINRA (NASD) Rule 1014. The Parties acknowledge and agree that nothing contained in this Agreement shall obligate the Company prior to the Closing to make or cause to be made for any Subsidiary of the Company that is a Broker-Dealer an application to FINRA for approval of a material change in business pursuant to FINRA (NASD) Rule 1017(a)(5), except to the extent required by FINRA.
(b) Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions for any Governmental Authority. Except as required by law or regulation and subject to Section 8.01(c), each Party or its attorneys shall provide the other Party or its attorneys the opportunity to review and make copies of all correspondence, filings, communications or memoranda setting forth the substance thereof between such Party or its representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the transactions contemplated in this Agreement (omitting any information that constitutes a competitively sensitive or transaction related business secret of either Party). Parent will pay all filing fees in connection with any filings in connection with approvals of Governmental Entities to the transactions contemplated hereby; provided, that Parent shall pay only 50% of the costs and expenses associated with any Continuing Membership Application pursuant to FINRA (NASD) Rule 1017 in connection with the consummation of the transactions contemplated hereby.
(c) Notwithstanding anything to the contrary set forth herein and subject to the terms and conditions set forth in this Agreement, without in any way limiting the generality of the undertakings under this Section 8.01, each of the Company, Parent and Merger Sub shall each use their respective reasonable best efforts to: (i) promptly provide to each and every Governmental Authority such information and documents as may be requested by such Governmental Authority in connection with obtaining the consents and approvals set forth in this Section 8.01 or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) promptly take any and all actions necessary to avoid or eliminate each and every impediment under any applicable Law so as to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably possible (and in any event no later than the End Date); and (iii) promptly take any and all actions necessary to avoid or overcome the entry of any action, including any administrative or judicial action, Order, decision or determination (in each case, whether temporary, preliminary or permanent) that would materially delay, restrain, restrict, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby on or prior to the End Date; provided, that, notwithstanding anything to the contrary contained herein, the Company and its Subsidiaries shall not be obligated to make any changes to their respective business or operations pursuant to clauses (ii) and (iii) of this Section 8.01(c) unless such actions are conditional or contingent on the Closing occurring in accordance with the terms of this Agreement.

(d) In the event that any Governmental Authority requires any acts, omissions or restrictions in connection with obtaining the consents and approvals contemplated by Section 8.01, no adjustment shall be made to the aggregate Merger Consideration.
(e) Subject to applicable Law, Competition Law, applicable Orders and all privileges, including attorney-client privileges, each Party shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including: (i) prior to submitting any document or information (whether formally or informally, in draft form or final form) to any Governmental Authority with respect to the Competition Law of such Governmental Authority applicable to this Agreement, the FINRA Approval, any FCA Approval or the JFSC Approval sending reasonably in advance to the other Party a copy of such document or information (omitting any information that constitutes a competitively sensitive or transaction related business secret of the other Party); (ii) promptly sending to the other Party a copy of all documents, information, correspondence or other communications relating to this Agreement sent to, or received by the Party (or its Representatives) from, any third-party or Governmental Authority relating to the Competition Law of such Governmental Authority, the FINRA Approval, any FCA Approval, the JFSC Approval or the transactions contemplated by this Agreement; (iii) promptly informing the other Party of any communications, conversations or telephonic calls received from any Governmental Authority with respect to the Competition Law of such Governmental Authority applicable to this Agreement, the FINRA Approval, any FCA Approval or the JFSC Approval, and not initiating any of the foregoing without giving reasonable prior notice to the other Party and reasonable opportunity to participate in any such communication, conversation or telephonic call; (iv) sending reasonably in advance to the other Party any undertaking or agreement (whether oral or written) that it or any of its Subsidiaries proposes to make or enter into with any Governmental Authority with respect to the transactions contemplated by this Agreement; (v) allowing the other Party and its Representatives to attend and participate at any meeting with, or hearing organized by, any Governmental Authority relating to the transactions contemplated by this Agreement, to the extent permitted by such Governmental Authority and to the extent reasonably practicable; and (vi) in connection with the FINRA Approval, any FCA Approval and the JFSC Approval, provide the other Party with a reasonable opportunity to review and comment on each CMA or other applicable filing and any response to any additional information in connection with any CMA or other applicable filing, in each case prior to the submission thereof (including the proposed final version thereof).
Section 8.02 Proxy Statement. (a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare (with Parent’s cooperation) and file with the SEC the Proxy Statement to be sent to the stockholders of the Company relating to the Company Stockholder Meeting. The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies as to form with the rules and regulations promulgated by the SEC under the 1934 Act. Subject to Section 8.03, the Proxy Statement shall include (i) a statement to the effect that the Company Board has determined that this Agreement and the Merger are advisable and (ii) the recommendation of the Company Board in favor of adoption of this Agreement by the Company’s stockholders. As promptly as reasonably practicable after the Proxy Statement shall have been cleared by the SEC, the Company shall cause the Proxy Statement to be mailed to its stockholders entitled to vote at the Company Stockholder Meeting.

(b) Each of the Company and Parent shall furnish all information concerning such Person and its Subsidiaries to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments received from the SEC. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto, in each case prior to the filing thereof with the SEC. If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Subsidiaries, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
(c) The Company shall notify Parent promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall provide Parent with (A) copies of all correspondence between the Company or any of its Affiliates, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement and (B) a reasonable opportunity to participate in the response to those comments and requests. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the Proxy Statement. The Company shall use its reasonable best efforts to resolve, and Parent agrees to consult and cooperate with the Company in resolving, all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company Shareholders as promptly as reasonably practicable following filing with the SEC.
Section 8.03 No Solicitation. (a) The Company and its controlled Affiliates shall, and the Company shall instruct its Representatives to, immediately cease any discussions or negotiations with any Person that may be ongoing with respect to a Company Acquisition Proposal. From and after the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with Article 10, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors shall, and the Company shall instruct its and its Subsidiaries’ Affiliates and other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing any non-public information), or knowingly take any other action designed to facilitate, any inquiry or the making or submission of any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) subject to Section 8.03(b), approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal, (iii) subject to Section 8.03(b), approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to a

Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or a Superior Proposal (each an “Alternative Acquisition Agreement”), (iv) enter into, continue or otherwise participate in any discussions or negotiations regarding any Company Acquisition Proposal, or (v) publicly announce an intention to do any of the foregoing; provided, however, that if, prior to obtaining the Company Stockholder Approval, following the receipt of a bona fide written Company Acquisition Proposal that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a Superior Proposal and that was unsolicited and made after the date of this Agreement in circumstances not otherwise involving a breach of this Agreement, the Company may, in response to such Company Acquisition Proposal and subject to compliance with Section 8.03(b), furnish information with respect to the Company to the Person making such Company Acquisition Proposal and engage in discussions or negotiations with such Person regarding such Company Acquisition Proposal; provided, that (A) prior to furnishing, or causing to be furnished, any such nonpublic information relating to the Company to such Person, the Company enters into a confidentiality agreement with the Person making such Company Acquisition Proposal (an “Acceptable Confidentiality Agreement”) that (x) does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to this Section 8.03 and (y) contains confidentiality provisions that in the aggregate are no less restrictive on such Person than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (it being understood that an Acceptable Confidentiality Agreement need not contain any standstill or non-solicitation provision), and (B) promptly (but in any event within twenty-four (24) hours) following furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives).
(b) Except as permitted pursuant to this Section 8.03(b) or Section 8.03(c), the Company Board shall not (i) effect a Company Adverse Recommendation Change or (ii) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Agreement, if (A) a written Company Acquisition Proposal that was not solicited in violation of this Agreement is made to the Company by a Third Party and such Company Acquisition Proposal is not withdrawn and (B) the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Proposal, then prior to receipt of the Company Stockholder Approval, and subject to compliance with this Section 8.03(b), the Company Board may (x) effect a Company Adverse Recommendation Change or (y) cause the Company to terminate this Agreement in accordance with the procedures set forth in Section 10.01(d)(ii) if the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change or cause the Company to terminate this Agreement in accordance with the procedures set forth in Section 10.1(d)(ii) would be reasonably likely to be inconsistent with its fiduciary duties under applicable Laws; provided, however, that, prior to making any Company Adverse Recommendation Change or terminating this Agreement:
(i) the Company Board shall provide Parent at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to the Superior Proposal that is specified in this

Section 8.03(b) and the material terms and conditions thereof (including the identity of the Third Party making the Superior Proposal, as well as a complete copy of the Superior Proposal that is the basis of such action);
(ii) during the four (4) Business Days following such written notice (or such shorter period as is specified below), the Company Board and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Proposal; and
(iii) at the end of such four (4) Business Days, the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Parent), that the Company Acquisition Proposal continues to be a Superior Proposal and that the failure to make such Company Adverse Recommendation Change or cause the Company to terminate this Agreement in accordance with the procedures set forth inSection 10.1(d)(ii) would still be reasonably likely to be inconsistent with its fiduciary duties under applicable Laws.
Any material amendment or modification to any Superior Proposal (including any change to the financial terms thereof) will be deemed to be a new Company Acquisition Proposal for purposes of this Section 8.03, and the Company shall promptly (and in any event within 24 hours of occurrence) notify Parent of any such new Company Acquisition Proposal and the Parties shall comply with the provisions of this Section 8.03(b) with respect thereto, but with references therein to “4 Business Days” deemed to be references to “3 Business Days”; provided, that in the event there is a Company Adverse Recommendation Change made in compliance with this Section 8.03(b) with respect to a Superior Proposal, the Company shall only enter into an Alternative Acquisition Agreement with respect thereto by terminating this Agreement in accordance with Section 10.01(d)(ii).
(c) Notwithstanding anything to the contrary in this Agreement, following the occurrence of an Intervening Event, if the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Laws, then prior to receipt of the Company Stockholder Approval, and subject to compliance with this Section 8.03(c), the Company Board may effect a Company Adverse Recommendation Change; provided, however, that, prior to making any Company Adverse Recommendation Change:
(i) the Company Board shall provide Parent at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall include the reasons underlying the Board’s decision to make a Company Adverse Recommendation Change, including a description of the Intervening Event that is the basis of such action;
(ii) during the four (4) Business Days following such written notice, the Company Board and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Intervening Event; and

(iii) at the end of such four (4) Business Days, the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the Intervening Event continues to warrant an Adverse Recommendation Change and that the failure to make a Company Adverse Recommendation Change would still reasonably be expected to be inconsistent with its fiduciary duties under applicable Laws (after taking into account any revisions to this Agreement made or irrevocably committed to in writing by Parent during such four (4) Business Days if such revisions were to be given effect).
(d) In addition to the obligations of the Company and Parent set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(c), the Company shall (i) promptly (and in any event within 48 hours) notify Parent orally and in writing of any proposal, indication of interest or offer which constitutes a Company Acquisition Proposal that are received by, or any discussions or negotiations are sought to be initiated regarding a Company Acquisition Proposal with, the Company (or any of its Representatives), indicating, in connection with such notice, the identity of the Person or group of Persons making the proposal, indication of interest or offer and the material terms and conditions of any such proposal, indication of interest or offer (including, if applicable, copies of any written proposals or offers, including proposed agreements), (ii) keep Parent reasonably informed, on a reasonably prompt basis (and in any event within 48 hours) of the status of any discussions or negotiations with respect to any such proposals or offers and the details of any material changes to the status or material terms of any such proposal, indication of interest or offer (including any material amendments thereto or any change to the scope or material terms or conditions thereof, and including copies of definitive agreements) and (iii) indicate to Parent promptly (and in any event within 48 hours) whether the Company has furnished nonpublic information to such Person or group of Persons.
(e) Nothing contained in this Section 8.03 or Section 8.04 shall prohibit the Company Board from (i) disclosing to their stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the 1934 Act or from making a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with the directors’ exercise of theirs fiduciary obligations to the Company’s stockholders under applicable Laws; provided, however, that in no event shall the Company Board effect a Company Adverse Recommendation Change except in accordance with the provisions of this Section 8.03.
(f) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.03 by any Representative or controlled Affiliate of the Company acting on behalf of the Company or its Affiliates shall be deemed to be a breach of this Section 8.03 by the Company.

Section 8.04 Public Announcements. The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be in a form reasonably acceptable to Parent and the Company. Thereafter, Parent and the Company (unless the Company Board has made a Company Adverse Recommendation Change) shall consult with the other Party before (a) participating in any media interviews, (b) engaging in meetings or calls with analysts, institutional investors or other similar Persons and (c) providing any statements (including press releases) which are public or are reasonably likely to become public, in any such case to the extent relating to the transactions contemplated hereby. None of the limitations set forth in this Section 8.04 shall apply to any disclosure of any information concerning this Agreement or the transactions contemplated by this Agreement (i) which the Company deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; and (ii) in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated by this Agreement.
Section 8.05 Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of (i) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (ii) any written notice or other communication from any Governmental Authority or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement, and (iii) the occurrence of any event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (B) result in the failure of any condition to the Merger set forth in Article 9 to be satisfied; provided, that the delivery of any notice pursuant to this Section 8.05 shall not (i) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (ii) update any section of the Company Disclosure Letter or the Parent Disclosure Letter, and provided, further, that the failure to comply with this Section 8.05shall not constitute a breach or noncompliance of a covenant by such Party for determining the satisfaction of the conditions set forth in Section 9.02 or Section 9.03.
Section 8.06 Access to Information. (a) Upon reasonable notice, and subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford to Parent, its Subsidiaries and its and their respective officers, agents, employees, financing sources, consultants, professional advisers (including attorneys, accountants and financial advisors) (“Representatives”) reasonable access during normal business hours, under direct supervision of a designated employee of the Company, and upon reasonable prior notice to the Company during the period prior to the Effective Time, to all its and its Subsidiaries’ properties, books, contracts, commitments, records, officers and employees and, during such period as Parent may from time to time reasonably request, and during such period the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access and the disclosure of information to the extent that, in the reasonable good faith judgment of the Company, (i) any Law applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) such disclosure would result in disclosure of any trade secrets of Third Parties, (iv) disclosure of any such information or document would reasonably be expected to result in the loss of attorney-client privilege

(provided, that, with respect to the matters set forth in subclauses (i) to (iv) herein, the Company and/or its counsel shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not violate any Law or obligations to a Third Party or result in the loss of attorney client privilege (as applicable)) or (v) such access would unreasonably disrupt the operations of the Company or any of its Subsidiaries.
(b) With respect to the information disclosed pursuant to Section 8.06(a), each of Parent and the Company shall comply with, and shall cause such party’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.
Section 8.07 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act, to the extent permitted by applicable Law.
Section 8.08 Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Select Market to enable the de-listing by the Surviving Corporation of the Company Stock from the NASDAQ Global Select Market and the deregistration of the Company Stock and other securities of the Company under the 1934 Act as promptly as practicable after the Effective Time.
Section 8.09 Stockholder Litigation. Each Party hereto shall promptly notify the other Parties hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of such Party, threatened in writing, against such Party and/or its directors (any such litigation, a “Transaction Litigation”) and shall keep such other Party reasonably informed on a current basis with respect to the status thereof. Subject to the fiduciary duties of each Party’s board of directors and except in any litigation or proceeding where the Parties may be adverse to each other, each Party shall give the other Party the opportunity to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any Transaction Litigation, and no Party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned).
Section 8.10 Managed Entities.
(a) With respect to each Managed REIT and each of the entities set forth on Section 8.10 of the Company Disclosure Letter (collectively, the “Managed Entities”), the Company shall, and shall cause its controlled Affiliates to: (i) obtain resignations from each of the individuals set forth on Section 8.10(a) of the Parent Disclosure Letter as a director, trustee and/or officer of each of the Managed Entities, which shall become effective immediately prior to the Effective Time (collectively, the “Resignations”) and (ii) use reasonable best efforts to cause the appointment of those individuals set forth on Section 8.10(b) of the Parent Disclosure Letter selected by Parent to fill the vacancies thereby created, to be effective immediately prior to the Effective Time.
(b) The Company shall notify Parent in writing promptly if, to the knowledge of the Company, the Company or any of its Affiliates receives a bona fide proposal or offer made by any Person relating to a merger, consolidation, asset acquisition, share exchange, business combination or similar transaction or the acquisition of fifty percent (50%) or more of the equity interests in any of the Managed Entities, whether in one transaction or a series of related transactions, and to keep Parent reasonably informed of the status and material terms of any such bona fide proposals or offers on a current basis.
(c) The Company shall use reasonable best efforts to permit the attendance of a representative of Parent, solely in an observer status, at each meeting of the investment committee for any Advisory Client and provide such representative with the same information that is provided to the members of such investment committee in connection with any such meeting, subject to clauses (i) through (v) of the proviso set forth in Section 8.06(a).
Section 8.11 Closing Payment by Parent. At the Closing, Parent shall, or shall cause one of its Subsidiaries to, pay to the Company, by wire transfer of immediately available funds to the account designated by the Company at least three (3) Business Days prior to the Closing Date, the amount set forth on Section 8.11 of the Company Disclosure Letter, which amount shall be used to make the payments required or permitted to be made by the Company at the Closing in connection with the consummation of the transactions contemplated by this Agreement, as agreed by the Parties (it being understood that if such payment is made to the Company prior to the Effective Time and the Closing does not occur for any reason, then the entire amount of such payment shall be promptly returned to Parent).
ARTICLE 9
CONDITIONS TO THE MERGER
Section 9.01 Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company):
(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.
(b) Statutes and Injunctions. No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, prevents or prohibits the consummation of the Merger.
(c) HSR Act. The waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(d) FINRA Approval. The FINRA Approval shall have been obtained and be in full force and effect. Notwithstanding the foregoing, this condition will, subject to the following proviso, be deemed satisfied and the Closing may occur prior to obtaining the FINRA Approval;provided, that (i) the Closing does not occur prior to the 31st day following the date on which FINRA has deemed the CMA to be substantially complete, as indicated in a written notice (which may be by electronic mail) delivered by FINRA to the Company; and (ii) this condition will not be satisfied if at any time prior to the Closing FINRA has advised the Company or Parent that it has imposed or will impose substantial operating restrictions on any Subsidiary of Parent or the Company that is a Broker-Dealer prior to or following the Closing.
(e) FCA Approvals. The FCA Approvals shall have been obtained and be in full force and effect.
(f) JFSC Approval. The JFSC Approval shall have been obtained and be in full force and effect.
Section 9.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Parent):
(a) (i) the representations and warranties of the Company contained in Section 4.04(b) (Change of Control Consents) and Section 4.10(b) (Absence of Certain Changes), shall be true and correct in all respects, in each case at and as of the date of this Agreement and as of the Closing as if made at and as of the Closing, (ii) the representations and warranties of the Company contained in Section 4.05(a) (Capitalization) shall be true and correct in all but de minimis respects, in each case at and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all but de minimis respects only at and as of such time), (iii) the representations and warranties of the Company contained (A) in the first sentence ofSection 4.01 (Corporate Existence and Power), (B) in Section 4.02 (Corporate Authorization), Section 4.17(e) (Employee Benefits), Section 4.21 (Finders’ Fees), Section 4.22 (Opinion of Financial Advisor), Section 4.24 (Antitakeover Statutes), and Section 4.31(a) (Material Broker-Dealer) and (C) Section 4.32(a) (REIT Status for RCC) shall be true and correct in all material respects, in each case at and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects only at and as of such time), and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any “materiality,” Company Material Adverse Effect or “all material respects” qualifications set forth therein), in each case at and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only at and as of such time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing;
(c) Parent and Merger Sub shall have received a certificate signed by an executive officer of the Company certifying that the conditions set forth in Section 9.02(a) and Section 9.02(b) have been satisfied;
(d) the Company shall have received, and Parent shall have been furnished with copies of, the Resignations;
(e) No Material Advisory Contract shall have terminated (except for the automatic termination of the Material Advisory Contract with Diversified Income Fund that will occur under the Investment Company Act as a result of the Closing) or, if applicable, not renewed, and each such Material Advisory Contract shall be in full force and effect in accordance with its terms; and
(f) Diversified Income Fund shall have entered into an Acceptable Interim IAA and such Acceptable Interim IAA shall be in full force and effect; provided, that this condition will be deemed to be satisfied in the event that Public Fund Shareholder Approval of a New IAA with Diversified Income Fund has been obtained and such New IAA is in full force and effect.
Section 9.03 Conditions to the Obligations of the Company . The obligation of the Company to consummate the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):
(a)(i) the representations and warranties of Parent and Merger Sub contained in the first two sentences of Section 5.01 (Corporate Existence and Power) and in Section 5.02 (Corporate Authorization) and Section 5.12 (Finders’ Fees) shall be true and correct in all material respects, in each case at and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects only at and as of such time), and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any “materiality,” Parent Material Adverse Effect or “all material respects” qualifications set forth therein), in each case at and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects only at and as of such time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(b) each of Parent and Merger Sub shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing; and

(c) the Company shall have received a certificate signed by an executive officer of Parent certifying that the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied.
ARTICLE 10
TERMINATION
Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise stated below):
(a) by mutual written consent of the Company and Parent;
(b) by either the Company or Parent:
(i) if the Merger is not consummated on or before February 22, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to a Party if the failure of the Merger to be consummated on or before such date was primarily due to the failure of such Party to perform any of its obligations under this Agreement;
(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Merger and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.01(b)(ii) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;
(iii) if any Law shall have been promulgated, entered enacted or issued or be applicable to the Merger by any Governmental Authority that prohibits, prevents, or makes illegal the consummation of the Merger; or
(iv) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;
(c) by Parent:
(i) if, prior to the receipt of the Company Stockholder Approval, a Company Adverse Recommendation Change shall have occurred; or
(ii) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.02(a) orSection 9.02(b) if such conditions were tested as of the date of such breach or failure to perform and (ii) is incapable of being cured by the Company by the End Date, or, if capable of being cured, is not cured within forty-five (45) days of receipt of written notice from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) if Parent is then in breach of any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in either Section 9.03(a) or Section 9.03(b) would not be satisfied;
(d) by the Company:
(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) if such conditions were tested as of the date of such breach or failure to perform and (ii) is incapable of being cured by Parent by the End Date, or, if capable of being cured, is not cured within forty-five (45) days of receipt of written notice from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in either Section 9.02(a) or Section 9.02(b) would not be satisfied; or
(ii) prior to the Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the terms of Section 8.03; provided that (A) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a breach of this Agreement and (B) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the Company Termination Fee.
Section 10.02 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 10.01, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 10.01, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than Section 8.04, this Section 10.02, Section 10.03, and Article 11, which provisions shall survive such termination; provided, however, that nothing in this Section 10.02 shall relieve any Party from Liability for any fraud or willful or intentional breach of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement.
Section 10.03 Termination Fees. (a) In the event that this Agreement is terminated (x) by Parent pursuant to Section 10.01(c)(i) (or by the Company pursuant to Section 10.01(b)(iv) and at the time of such termination Parent would have been permitted to terminate this Agreement pursuant toSection 10.01(c)(i)) or (y) by the Company pursuant to Section 10.01(d)(ii), then the Company shall pay, by wire transfer of immediately available funds, to Parent a fee in the amount of $6,725,000 (the “Company Termination Fee”) at or prior to the termination of this Agreement in the case of a termination pursuant to Section 10.01(d)(ii) or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination pursuant to Section 10.01(c)(i).
(b) In the event that this Agreement is terminated (i) by the Company or Parent pursuant to Section 10.01(b)(iv) or (ii) by Parent pursuant to Section 10.01(c)(ii) as a result of (A) a breach of or failure to perform any covenant or agreement contained in this Agreement or (B) a willful breach of any representation or warranty contained in this Agreement and, in any such case, (I) at any time after the date of this Agreement and prior to the taking of a vote to adopt this Agreement at the Company Stockholder Meeting or at any adjournment or postponement thereof, a Company Acquisition Proposal shall have been publicly announced or publicly made known and (II) within nine (9) months after such termination, the Company shall have entered into an agreement with respect to any Company Acquisition Proposal, or any Company Acquisition Proposal shall have been consummated, then the Company shall pay, by wire transfer of immediately available funds, to Parent the Company Termination Fee on the earlier to occur of the Company entering into an agreement with respect to such Company Acquisition Proposal or the consummation of such Company Acquisition Proposal; provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 10.03(b), references to “25%” shall be replaced by “50%.”
(c) In the event that this Agreement is terminated (x) by the Company or Parent pursuant to Section 10.01(b)(iv) or Section 10.01(c)(ii) as a result of a breach of or failure to perform any covenant or agreement contained in this Agreement and, (y) prior to such termination, the Company shall have materially breached any of its obligations under Section 8.03, which material breach, if curable by the Company, shall not have been cured within five (5) Business Days following the Company’s receipt of written notice of such material breach and (z) which material breach shall have resulted in a Company Acquisition Proposal being publicly made, then the Company shall pay, by wire transfer of immediately available funds, to Parent the Company Termination Fee as promptly as practicable (and, in any event, within two Business Days following such termination).
(d) The Parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 10.03, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for any amount due pursuant to this Section 10.03, the Company shall pay Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 10.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 10.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent. In no event shall a Company Termination Fee be payable more than once.

(e) Each Party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with fraud) (A) in the event that this Agreement is terminated under circumstances where the Company Termination Fee would be payable pursuant to this Section 10.03, the payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its Representatives or Affiliates for, (B) in no event will Parent seek to recover any other money damages or seek any other remedy (including any remedy for specific performance, except solely in compliance with Section 11.12 hereof) based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (C) upon payment of any Company Termination Fee in accordance with this Section 10.03, no Party nor any Affiliates or Representatives of any Party shall have any further Liability or obligation to another Party relating to or arising out of this Agreement or the transactions contemplated hereby.
ARTICLE 11
MISCELLANEOUS
Section 11.01 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.01 shall not limitSection 10.02, Section 10.03 or any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
Section 11.02 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company or Parent contemplated hereby, by written agreement of the Parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under applicable Law without such approval having first been obtained. A termination of this Agreement pursuant to Section 10.01 or an amendment or waiver of this Agreement pursuant to Section 11.02 or Section 11.03 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof) or sole member, as applicable.
Section 11.03 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the first proviso of Section 11.02, waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 11.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company or any of its Subsidiaries in connection with the Merger (including any real property transfer tax and any similar Tax) shall be borne and paid by the Company (or the applicable Subsidiary) when due, and the Company (or the applicable Subsidiary) shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Company (or the applicable Subsidiary) shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
Section 11.05 Disclosure Letter References. Each item disclosed in a Party’s Disclosure Letter shall, for all purposes in this Agreement, constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in such Party’s Disclosure Letter relating to such Party’s representations and warranties set forth in this Agreement to the extent a cross-reference within such Disclosure Letter is expressly made to such other part in such Disclosure Letter or the relevance of such item as an exception to, or as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent on the face of such disclosure.
Section 11.06 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (provided, that receipt of electronic e-mail transmission is requested and received) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11.06):
if to Parent or Merger Sub, to:
C-III Capital Partners LLC
717 Fifth Avenue
New York, New York 10022
Attention: Jeffrey P. Cohen
Email: jcohen@islecap.com
with a copy (which shall not constitute notice) to:
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention:    Daniel I. Ganitsky, Esq.
   Michael E. Ellis, Esq.
Email:         dganitsky@proksauer.com
   mellis@proskauer.com

if to the Company, to:
Resource America, Inc.
One Crescent Drive, Suite 203, Navy Yard Corporate Center
Philadelphia, PA 19112
Attention: Jeffrey F. Brotman
Email:     jbrotman@resourceamerica.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David K. Lam, Esq.
Email:      dklam @wlrk.com
Section 11.07 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.
Section 11.08 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Voting Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and permitted assigns; provided, that notwithstanding the foregoing clause (b), following the Effective Time, (i) the provisions of Article 2 with respect to the holders of Company Stock to receive the Merger Consideration shall be enforceable by such holders, (ii) the provisions of Section 7.03 shall be enforceable by each Person entitled to indemnification hereunder and his or her heirs and his or her representatives and (iii) the provisions of Section 7.05 shall be enforceable by each Person who is an “affiliated person” (as such term is defined in Section 2(a)(3) of the Investment Company Act) of the Company or its Subsidiaries as of immediately prior to the Effective Time.
Section 11.09 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided, that Parent may designate, prior to the Effective Time, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided, that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 11.11 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
Section 11.12 Enforcement; Exclusive Jurisdiction. (a) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. In the event a claim or action should be brought in equity to enforce any of the provisions of this Agreement, no Party will allege, and each Party waives the defense, that there is an adequate remedy under applicable Law or than an award of specific performance is not an appropriate remedy for any reason at law or equity.
(b) In addition, each of the Parties hereto (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial psroceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.06.
Section 11.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

RESOURCE AMERICA, INC.

By:	/s/ Jonathan Z. Cohen
Name:	Jonathan Z. Cohen
Title:	Chief Executive Officer

C-III CAPITAL PARTNERS LLC

By: Island C-III Manager LLC, its manager

By:	/s/ Jeffrey P. Cohen
Name:	Jeffrey P. Cohen
Title:	President

REGENT ACQUISITION INC.

By:	/s/ Jeffrey P. Cohen
Name:	Jeffrey P. Cohen
Title:	President
[Signature page to Merger Agreement]